UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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WASHINGTON TRUST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

Date and Time:        Tuesday, the 24th of April, 2018, at 11:00 a.m. (local time)

Place:            Westerly Library, 44 Broad Street, Westerly, Rhode Island

Items of Business:	1.	The election of four directors, nominated by the Board of Directors and named in the Proxy Statement, each to serve for three-year terms and until their successors are duly elected and qualified;
	2.	The ratification of the selection of KPMG LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2018;
	3.	A non-binding advisory resolution on the compensation of the Corporation’s named executive officers;
	4.	Such other business as may properly come before the meeting, or any postponement or adjournment thereof.

Record Date:        Shareholders of record at the close of business on February 27, 2018 will be entitled to notice of and to vote at the Annual Meeting.

Proxy Voting:    It is important that your shares be represented and voted whether or not you plan to be present at the Annual Meeting.  Please sign, date, and fill in the enclosed proxy or voting instruction form and return it by mail in the enclosed addressed envelope or vote your shares through the internet or by telephone as described in the proxy card or voting instruction form.  If you wish to vote your shares in person at the Annual Meeting, you may revoke your proxy and do so.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholder Meeting To Be Held on April 24, 2018
On or about March 13, 2018, we mailed a Notice of Internet Availability of Proxy Materials (the "Notice") to all shareholders of record as of February 27, 2018, containing instructions on how to access our Proxy Statement, Form 10-K and Annual Report and vote your shares. The Notice also contains instructions on how you can (i) receive a paper copy of the proxy materials, if you only received a Notice by mail, or (ii) elect to receive your proxy materials over the Internet.
By Order of the Board of Directors,
Kristen L. DiSanto
Corporate Secretary

Westerly, Rhode Island
March 13, 2018

The Proxy Statement is first being made available to shareholders on or about March 13, 2018.
Free parking is available at the Washington Trust parking garage at 23 Broad Street, Westerly, Rhode Island.
The Westerly Library is handicapped accessible.  Please call 401-348-1566 for information regarding accessibility.

Proxy Statement
The accompanying proxy is solicited by and on behalf of the Board of Directors of Washington Trust Bancorp, Inc. (the “Corporation” or “Washington Trust”) for use at the Annual Meeting of Shareholders to be held at the Westerly Library, 44 Broad Street, Westerly, Rhode Island, on Tuesday, the 24th of April, 2018 at 11:00 a.m. (local time) (the “Annual Meeting”), and any postponement or adjournment thereof, and may be revoked at any time before it is exercised by submitting another proxy bearing a later date, by mail, by Internet, by telephone, by attending the Annual Meeting and voting in person, or by notifying the Corporation of the revocation in writing to the Corporate Secretary of the Corporation, 23 Broad Street, Westerly, RI 02891.  If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated by the shareholder or, if no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before such shares are voted) will be voted “for” all of the nominees in Proposal 1 and “for” Proposals 2 and 3.

This Proxy Statement was first made available to our shareholders on or about March 13, 2018.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholder Meeting to be Held on April 24, 2018
On or about March 13, 2018, we mailed a Notice of Internet Availability of Proxy Materials (the "Notice") to all shareholders of record as of February 27, 2018, containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K.

You may access the proxy materials at www.washtrustbancorp.com/proxy. These documents are also available by calling the Corporation’s toll-free number (800) 475-2265 or by contacting Elizabeth B. Eckel, Senior Vice President, by email at investor.relations@washtrust.com.

Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

As of February 27, 2018, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, there were 17,233,343 shares of our common stock, $0.0625 par value, issued and outstanding.  Each share of common stock is entitled to one vote per share on all matters to be voted upon at the Annual Meeting, with all holders of common stock voting as one class.  A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions and broker non-votes will be counted for purposes of determining if a quorum is present.

For Proposal 1, you may either vote “for” all the nominees to the Board of Directors or you may “withhold” your vote for any nominee that you specify, or all nominees.  For Proposals 2 and 3, you may vote “for” or “against” the Proposal, or abstain from voting on the Proposal.

As required by Rhode Island law, directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.  The individuals who receive the largest number of “for” votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting.  Accordingly, the four nominees who receive the most “for” votes will be elected as directors.  Abstentions and broker non-votes will not affect the outcome of the election of directors.

For Proposal 2, the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 will require “for” votes from holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal.  Abstentions will have the same effect as a vote “against” the proposal.  Broker non-votes, if any, will have no effect on the vote.

For Proposal 3, the approval of the non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers will require “for” votes from holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal.  Abstentions will have the same effect as a vote “against” the proposal.  Broker non-votes, if any, will have no effect on the vote.

We know of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement.  If any other matters not described in the Proxy Statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

Proposal 1: Election of Directors
Our Board of Directors is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year. The Corporation’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”) require that the three classes be as nearly equal in number as possible. There are presently 12 directors, divided into three classes of four directors.
The Corporation’s corporate governance guidelines, consistent with the By-laws, require any director who attains age 72 to resign from the Board of Directors as of the Annual Meeting of Shareholders following such director’s 72nd birthday. As previously announced, Barry G. Hittner, Esq. will reach age 72 prior to the 2018 Annual Meeting of Shareholders, and therefore, will resign effective April 23, 2018. Mr. Hittner is a member of the class of directors with a term expiring at the 2019 Annual Meeting of Shareholders (the “2019 Class”). In anticipation of the resignation of Victor J. Orsinger II, a member of the class of directors with a term expiring at the 2018 Annual Meeting of Shareholders (the “2018 Class”), at the 2019 Annual Meeting of Shareholders, the Board determined, effective April 23, 2018, to move Mr. Orsinger from the 2018 Class to the 2019 Class.

This year, based on the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), a total of four individuals have been nominated for election to the Board of Directors, each to serve until the 2021 Annual Meeting of Shareholders and until his or her respective successor is elected and qualified.

Based on the recommendation of our Nominating Committee, the Board of Directors has nominated Steven J. Crandall; Constance A. Howes, Esq.; Joseph J. MarcAurele; and Edwin J. Santos for election at the Annual Meeting.  Each of the nominees for director is presently a director of the Corporation, except for Ms. Howes.  Each of the nominees has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual Meeting.  In the event that any nominee is unable to serve, the persons named in the proxy have discretion to vote for other persons if the Board of Directors designates such other persons.  The Board of Directors has no reason to believe that any of the nominees will be unavailable for election.

Recommendation:	The Board of Directors unanimously recommends that shareholders vote “FOR” each of the nominees in this proposal.

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Corporate Governance
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which are available on our website at www.washtrustbancorp.com/governance.  The Guidelines describe our corporate governance practices and address issues such as Board composition and responsibilities, Board leadership structure, the Board’s relationship with management and executive succession planning.

Board Leadership Structure
The Board believes that the Corporation’s Chief Executive Officer is best positioned to serve as Chairman because he is the director most familiar with the Corporation’s business and industry, and most capable of effectively identifying and executing strategy priorities.  The Corporation’s independent directors bring experience, oversight and expertise from various areas outside the Corporation, while the Chief Executive Officer brings Corporation-specific experience and expertise.  The Board recognizes its responsibility to hold management accountable for the execution of strategy once it is developed.  The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of shareholders because it fosters clear accountability and effective decision-making while providing the appropriate balance between strategy development and independent oversight of management.

Independent Lead Director
The Corporation’s Corporate Governance Guidelines call for the Chairperson of the Nominating Committee of the Board to serve as Lead Director.  The Lead Director has the responsibility of presiding at all executive sessions of the non-employee, independent directors, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficiency of the Board meetings and the facilitation of communication between the non-management directors and management.

Director Independence
The Corporation’s Board has determined that each of current directors John J. Bowen, Steven J. Crandall, Robert A. DiMuccio, Barry G. Hittner, Katherine W. Hoxsie, Kathleen E. McKeough, Victor J. Orsinger II, H. Douglas Randall III, Edwin J. Santos, and John F. Treanor is considered independent under the NASDAQ Listing Rules. The Corporation’s Board has also determined that nominee Constance A. Howes is considered independent.

Any interested party who wishes to make their concerns known to the independent directors may avail themselves of the same procedures utilized for shareholder communications with the Corporation’s Board, which procedures are described under the heading “Communications With the Board of Directors” later in this Proxy Statement.

Executive Sessions
The Board believes that executive sessions consisting solely of independent directors are part of good governance practices.  The Board conducts executive sessions as deemed necessary from time to time and as otherwise required by the NASDAQ Listing Rules.

Director Nominations
The Nominating Committee identifies, evaluates and recommends director candidates to the Board. Neither the Nominating Committee nor the Board has a policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates.

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At a minimum, each nominee to become a Board member, whether proposed by a shareholder or any other party, must:

1.
have the highest personal and professional integrity, demonstrate sound judgment and effectively interact with other members of the Corporation’s Board to serve the long-term interests of the Corporation and our shareholders;

2.	have experience at a strategic or policy-making level in a business, government, not-for-profit or academic organization of high standing;

3.	have a record of distinguished accomplishment in his or her field;

4.	be well regarded in the community and have a long-term reputation for the highest ethical and moral standards;

5.	have sufficient time and availability to devote to the affairs of the Corporation, particularly in light of the number of boards on which the nominee may serve; and

6.	to the extent such nominee serves or has previously served on other boards, have a demonstrated history of actively contributing at board meetings.

The Nominating Committee will evaluate all such proposed nominees in the same manner, without regard to the source of the initial recommendation of such proposed nominee.  In seeking candidates to consider for nomination to fill a vacancy on the Corporation’s Board, the Nominating Committee may solicit recommendations from a variety of sources, including current directors, our Chief Executive Officer and other executive officers.  The Nominating Committee may also engage a search firm to identify or evaluate or assist in identifying or evaluating candidates.

The Nominating Committee will consider nominees recommended by shareholders.  Shareholders who wish to submit recommendations for candidates to the Nominating Committee must submit their recommendations in writing to the Corporate Secretary of the Corporation at 23 Broad Street, Westerly, RI 02891, who will forward all recommendations to the Nominating Committee.  For a shareholder recommendation to be considered by the Nominating Committee at the 2019 Annual Meeting of Shareholders, it must be submitted to the Corporation by November 13, 2018.  All shareholder recommendations for nominees must include the following information:

1.	the name and address of record of the shareholder;

2.	a representation that the shareholder is a record holder of our securities, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

3.
the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed nominee;

4.	a description of the qualifications and background of the proposed nominee that addresses the minimum qualifications and other criteria for board membership approved by the Corporation’s Board;

5.	a description of all arrangements or understandings between the shareholder and the proposed nominee;

6.
the consent of the proposed nominee to (a) be named in the proxy statement relating to our 2019 Annual Meeting of Shareholders, and (b) serve as a director if elected at the 2019 Annual Meeting of Shareholders; and

7.	any other information regarding the proposed nominee that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Shareholder nominations that are not being submitted to the Nominating Committee for consideration may be made at an Annual Meeting of Shareholders in accordance with the procedures set forth in clause (e) of

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Article Eighth of our Restated Articles of Incorporation, as amended.  Specifically, advanced written notice of any nominations must be received by the Corporate Secretary not less than 14 days nor more than 60 days prior to any meeting of shareholders called for the election of directors (provided that if fewer than 21 days’ notice of the meeting is given to shareholders, notice of the proposed nomination must be received by the Corporate Secretary not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders).

The Board’s Role in Risk Oversight
The Board’s role in the Corporation’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Corporation, including operational, credit, interest rate, liquidity, fiduciary, legal, regulatory, compensation, strategic and reputational risks.  The full Board of the Corporation or the Bank (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the Corporation’s management to enable it to understand and determine the adequacy of our risk identification, risk management and risk mitigation strategies.  When a Committee receives a report, the Chairman of the relevant Committee reports on the discussion to the full Board of the Corporation or the Bank at the next Board meeting.  This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.  As part of its charter, the Audit Committee is responsible for review and oversight of the Corporation’s Enterprise Risk Management Program.

Communications With the Board of Directors
Any shareholder desiring to send communications to the Corporation’s Board, or any individual director, may forward such communication to our Corporate Secretary at our offices at 23 Broad Street, Westerly, RI 02891.  The Corporate Secretary will collect all such communications and forward them to the Corporation’s Board and any such individual director.

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Board of Directors

The following is biographical information as of March 13, 2018 for each member of and nominee for the Board of Directors, including positions held, principal occupation and business experience for the past five years or more. The description includes the specific experience, qualifications, attributes and skills that, in the case of each nominee for director, led to the conclusion by the Board of Directors that such person should serve as a director of the Corporation; and in the case of each director who is not standing for election at the Annual Meeting, that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. Additionally, we believe each has a reputation for honesty, integrity and adherence to high ethical standards. Each has demonstrated business acumen and sound judgment, as well as a commitment to the Corporation and its shareholders.

John J. Bowen
Age:	66	Director Since:	2011	Term in Office Expires:	2020
Business Experience:  Mr. Bowen has served as Chancellor, President and Chief Executive Officer of Johnson & Wales University since 2010, having served as President and Chief Executive Officer from 2004 to 2010. He is also a member of the University’s Board of Trustees. He joined Johnson & Wales University in 1974 as a faculty member and currently oversees more than 15,000 students and approximately 2,000 employees at four domestic campuses. He serves as a board member for a wide variety of not-for-profit organizations and has previously served as a director of a large regional bank. Mr. Bowen’s qualifications to serve on the Board of Directors include his experience as an executive of a large, successful institution; his experience on governing boards of nonprofit and for-profit corporations; and his previous experience in the banking industry.

Steven J. Crandall
Age:	65	Director Since:	1983	Term in Office Expires:	2018
Business Experience:  Mr. Crandall has served as Vice President of Ashaway Line & Twine Manufacturing Co., a manufacturer of sporting goods products and medical threads, for more than 40 years.  His experience and responsibilities include domestic and international sales and marketing, corporate finance and financial analysis, and human resources management.  Mr. Crandall’s qualifications to serve on the Board of Directors include his extensive experience in sales and marketing as well as the management of a successful commercial and industrial business.

Robert A. DiMuccio, CPA
Age:	60	Director Since:	2010	Term in Office Expires:	2020
Business Experience:  Mr. DiMuccio has served as President and Chief Executive Officer of Amica Mutual Insurance Company since 2005, also serving as Chairman since 2009. He joined Amica in 1991 as a Vice President and has served in various positions of progressive responsibility, including Chief Financial Officer and Treasurer.  Prior to joining Amica, he was an audit partner with the public accounting firm of KPMG LLP, with public and non-public company audit experience, including banking and insurance companies. He is also a director and past Chair of the Property Casualty Insurers Association of America and has earned the Chartered Property Casualty Underwriter (CPCU) designation. Mr. DiMuccio’s qualifications to serve on the Board of Directors include his extensive experience in the areas of audit, accounting and financial reporting, as well as his record of leadership in the financial services industry.

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Edward O. Handy III
Age:	56	Director Since:	2016	Term in Office Expires:	2019
Business Experience:  Mr. Handy assumed the role of Chairman and Chief Executive Officer of the Corporation and its subsidiary bank, The Washington Trust Company (the “Bank”) in March 2018, after serving as President and Chief Operating Officer of the Corporation and the Bank since November 2013. Prior to joining Washington Trust, he served as President of Citizens Bank in Rhode Island and Connecticut from 2009 to 2013; Executive Vice President, Head of Commercial Real Estate from 2007 to 2009; President / Chief Executive Officer of Charter One Bank, an affiliate of Citizens Bank, from 2005 to 2008; and various positions of senior leadership at Citizens Bank and related companies, primarily in commercial real estate lending from 1995 to 2005.  Prior to that, he held positions at Fleet National Bank with concentration in commercial lending and credit analysis. Mr. Handy’s qualifications to serve on the Board of Directors include his extensive banking and leadership experience, with particular emphasis on his extensive background in the area of commercial lending.

Barry G. Hittner, Esq.
Age:	71	Director Since:	2003	Term in Office Expires:	2018
Business Experience:  Mr. Hittner is an attorney, and was Of Counsel with the firm of Cameron & Mittleman from 2003 to 2011. Prior to that, he was Of Counsel with the firm of Edwards & Angell, LLP. His legal experience over many years includes legal representation of banks and insurance entities.  He served as the Director of the RI Department of Business Regulation and as State Banking Commissioner from 1995 to 1999 and served as an attorney with the firm of Edwards & Angell from 1979 to 1995. Mr. Hittner’s qualifications to serve on the Board of Directors include his extensive legal experience, with particular emphasis in the financial services industry, as well as his background in the area of regulatory oversight.

Constance A. Howes, Esq.
Age:	64			Nominee for Director
Business Experience:  Ms. Howes served as President and CEO of Women & Infants Hospital of Rhode Island from October 2002 through October 2013. She served at Care New England Health System as EVP of Women’s Health from October 2013 through October 2015, and Women’s Health Advisor from November 2015 through July 2016.  Prior to working in healthcare, she practiced business law in Providence, RI.  She currently is an Adjunct Professor at Roger Williams School of Law, teaching Health Law and Policy, and is a Faculty Advisor for the Brown University Executive Master of Healthcare Leadership program.  She previously served on the Board of Trustees of the American Hospital Association and as the Chair of the RI Governor’s Workforce Board.  She also served on the RI Board of Education, as well as on the boards of numerous community organizations. Ms. Howes’ qualifications to serve on the Board of Directors include her extensive legal expertise; her experience as an executive of several large healthcare organizations; and her experience on governing boards of various non-profit, industry and government entities.

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Katherine W. Hoxsie, CPA
Age:	69	Director Since:	1991	Term in Office Expires:	2019
Business Experience:  Ms. Hoxsie has been retired since 2008. She previously served as the Vice President of Hoxsie Buick-Pontiac-GMC Truck, Inc. automotive dealership, responsible for the company’s management and operations from 1991 until 2008. Prior to 1991, Ms. Hoxsie was employed by the public accounting firm of Price Waterhouse with experience in audits of public and non-public companies, including financial services companies. Ms. Hoxsie’s qualifications to serve on the Board of Directors include her expertise in the areas of audit, finance, accounting and taxation, as well as her knowledge of regulatory and financial reporting requirements.

Joseph J. MarcAurele
Age:	66	Director Since:	2009	Term in Office Expires:	2018
Business Experience:  Mr. MarcAurele served as Chairman and Chief Executive Officer of the Corporation and the Bank from April 2010 until his retirement in March 2018. He held the additional title of President of the Corporation and the Bank from April 2010 to November 2013. Prior to joining Washington Trust in 2009 as President and Chief Operating Officer of the Corporation and the Bank, he served as President of Citizens Bank from 2007 to 2009. He held positions of President and Chief Executive Officer of Citizens Bank entities in Rhode Island and Connecticut from 2001 to 2007, and held a series of positions of executive leadership at Citizens Bank from 1993 to 2001 in the areas of commercial lending, wealth management and private banking.  Prior to that, Mr. MarcAurele held positions at Fleet National Bank with concentration in commercial lending and credit analysis and also held the position of Senior Vice President, Director of Human Resources. Mr. MarcAurele’s qualifications to serve on the Board of Directors include his extensive experience in banking and financial services, experience in positions of executive leadership, and knowledge of the business community in our market area.

Kathleen E. McKeough
Age:	67	Director Since:	2003	Term in Office Expires:	2019
Business Experience:  Ms. McKeough is retired and previously served as the Senior Vice President, Human Resources, of GTECH Holdings Corporation, a lottery industry and financial transaction processing company, from 2000 to 2004. From 1991 to 1999, she served with the U.S. division of Allied Domecq, PLC, a manufacturer and franchiser for 6,500 franchised stores, in positions including Treasurer, Chief Financial Officer and Senior Vice President, Human Resources. Previously, she held positions in commercial lending and credit administration with Bank of Boston. Ms. McKeough’s qualifications to serve on the Board of Directors include her extensive experience in human resources matters as well as her experience in finance and banking.

Victor J. Orsinger II, Esq.
Age:	71	Director Since:	1983	Term in Office Expires:	2019
Business Experience:  Mr. Orsinger is an attorney and since January 1, 2012, has had an independent law practice. He was a partner in the law firm of Orsinger & Nardone Law Offices from 1985 through December 31, 2011. Previously, Mr. Orsinger was engaged in the practice of law either as a sole practitioner or affiliated with other attorneys and firms. Mr. Orsinger has more than 45 years of legal experience in the areas of real estate, estate planning and probate matters, commercial loan transactions, and corporate and partnership law. Mr. Orsinger’s qualifications to serve on the Board of Directors include his broad legal experience, including in the areas of commercial and residential real estate lending and wealth management, and knowledge of corporate governance matters.

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H. Douglas Randall III
Age:	70	Director Since:	2000	Term in Office Expires:	2020
Business Experience:  Mr. Randall serves as Chief Executive Officer of Randall, Realtors, and holds the title of Chief Executive Officer in several related firms including Kinlin Grover Real Estate (since 2009), Kinlin Grover Commercial (since 2010), Page Taft (since 2011) and Pequot Commercial (since 2012). These firms operate 32 realty offices with 550 professionals and staff in Rhode Island, Massachusetts and Connecticut. Mr. Randall has more than 45 years of experience in realty and property use matters, holding Graduate Realtors Institute and Certified Residential Broker designations. Mr. Randall’s qualifications to serve on the Board of Directors include his extensive experience and knowledge of real estate matters as well as the management of a successful realty business.

Edwin J. Santos
Age:	58	Director Since:	2012	Term in Office Expires:	2018
Business Experience: Mr. Santos has had a distinguished career in banking, with experience in risk management, corporate governance, management advisory services, acquisitions, and reengineering efforts. He served for many years in various positions of significant responsibility with FleetBoston Financial Group and most recently served as Group Executive Vice President and General Auditor for Citizens Financial Group prior to his retirement in 2009. Mr. Santos currently serves as Chairman of Prospect CharterCARE, LLC and is Past President of the Board of Trustees of the Rocky Hill School. He is a member of the Bryant University Board of Trustees. Mr. Santos’ professional competency, broad experience in the financial services industry and strong reputation in the Rhode Island community qualify him to serve on the Board of Directors.

John F. Treanor
Age:	70	Director Since:	2001	Term in Office Expires:	2020
Business Experience:  Mr. Treanor served as President and Chief Operating Officer of the Corporation and the Bank from 1999 until his retirement in 2009. Mr. Treanor has more than 42 years of experience in the financial services industry. Prior to joining Washington Trust, he held Chief Financial Officer positions with commercial banks for ten years and previously served as Director of Corporate Planning and Mergers and Acquisitions for a major Boston bank. Mr. Treanor is a member of the board of directors of the Federal Home Loan Bank of Boston, where he serves as chairman of its finance committee, and served as a member of the board of directors of Beacon Mutual Insurance Company from 2009 to 2014, where he served as chairperson of its audit committee. He is also a member of the board of directors of Thielsch Engineering, Inc. Mr. Treanor’s qualifications to serve on the Board of Directors include his strong background in banking and finance as well as his extensive knowledge of regulatory and governance matters.

None of our director nominees or incumbents serves or has served during the past five years as a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or that is registered as an investment company under the Investment Company Act of 1940, as amended.

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Committee Membership and Meetings
During 2017, each member of the Corporation’s Board attended at least 75% of the aggregate number of meetings of the Corporation’s Board and the committees of the Corporation’s Board of which such person was a member.  While we do not have a formal policy related to Board member attendance at annual meetings of shareholders, directors are encouraged to attend each annual meeting to the extent reasonably practicable.  Each of our directors attended the April 25, 2017 Annual Meeting of Shareholders. Current Committee membership and the number of meetings of the full Board and each Committee held during 2017, are shown in the table below:

	Independent Director	Board	Audit Committee	Compensation Committee	Executive Committee	Nominating Committee
John J. Bowen	■	■		■
Steven J. Crandall	■	■	■
Robert A. DiMuccio, CPA	■	■	■+	■
Edward O. Handy III		¬(a)			■
Barry G. Hittner, Esq.	■	■	■	■	■	■
Katherine W. Hoxsie, CPA	■	■	t+		■	■
Joseph J. MarcAurele		■			■
Kathleen E. McKeough	■	■	■	t	■	■
Victor J. Orsinger II, Esq.	■	µ			t	t
H. Douglas Randall III	■	■
Edwin J. Santos	■	■	■	■
John F. Treanor	■	■

Number of Meetings in 2017		11	8	6	1	6
Executive Sessions in 2017		4	3	5	—	1
¬ = Chairperson of the Board µ = Lead Director t = Committee Chair ■ = Member + = Financial Expert
(a) Mr. Handy assumed this role on March 2, 2018. Mr. MarcAurele held this position from April 2010 until his retirement on March 2, 2018.

Executive Committee
When the Corporation’s Board is not in session, the Executive Committee is entitled to exercise all the powers and duties of the Corporation’s Board.

Nominating Committee
The Nominating Committee has a written charter that is available on our website at www.washtrustbancorp.com/governance.  The Nominating Committee’s responsibilities and authorities, which are discussed in detail in its charter, include, among other things:

▪	Establishing procedures for identifying and evaluating nominees for the Board.

▪	Establishing procedures to be followed by shareholders in submitting recommendations for director candidates to the Nominating Committee.

▪	Reviewing and assessing succession plans for the Chief Executive Officer position.

▪	Developing and recommending to the Corporation’s Board a set of Corporate Governance Guidelines and recommending any changes to such Guidelines.

▪	Overseeing the evaluation of the Corporation’s Board and management.

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The Nominating Committee recommended that Steven J. Crandall; Constance A. Howes, Esq.; Joseph J. MarcAurele; and Edwin J. Santos be nominated for election to serve as directors until the 2021 Annual Meeting of Shareholders.

Audit Committee
The Audit Committee has a written charter that is available on our website at www.washtrustbancorp.com/governance.  The charter is reviewed annually and amended as appropriate to reflect the evolving role of the Audit Committee. The responsibilities of the Audit Committee include, among other things:

▪	overseeing and reviewing our financial statements, accounting practices and related internal controls, as well as audits of the financial statements of the Corporation and its subsidiaries;

▪
overseeing our relationship with our independent registered public accounting firm, including having the sole authority and responsibility for all decisions related to appointing, compensating, evaluating, retaining, assessing the independence of, and, when appropriate, replacing the Corporation’s independent registered public accounting firm;

▪	overseeing our internal audit function;

▪	reviewing and approving all audit plans, including scope and staffing;

▪	establishing procedures for the submission, receipt and treatment of complaints or concerns regarding accounting or auditing matters; and

▪
overseeing and reviewing the Corporation and the Bank’s compliance program and risk management efforts, as well as our credit review program and related results, asset quality and the adequacy of our allowance for loan losses.

Management is responsible for the financial reporting process, including the Corporation's system of internal controls, and the preparation of the Corporation's consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Corporation's independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Corporation's consolidated financial statements and internal controls over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon. The Audit Committee's responsibility is to oversee and review these processes, and it relies on the expertise and knowledge of management, the internal auditor and the independent auditor in carrying out that role. The Audit Committee is not professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of internal and external audits, whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles or on the effectiveness of the Corporation's system of internal controls.
In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Additionally, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is directly involved in the selection of the new lead engagement partner.
The Board has determined that each member of the Audit Committee is an independent director under the NASDAQ Listing Rules and Rule 10A-3(b)(1) under the Exchange Act. In addition, the Board has determined that Ms. Hoxsie and Mr. DiMuccio each qualify as an “audit committee financial expert” under the Exchange Act.
The Audit Committee’s report on our audited financial statements for the fiscal year ended December 31, 2017 appears under the heading “Audit Committee Report” later in this Proxy Statement.

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Compensation Committee
The Compensation Committee has a written charter that is available on our website at www.washtrustbancorp.com/governance.  Generally, the Compensation Committee is responsible for executive and director compensation decisions, and reports all actions to the members of the Corporation’s Board.  The Compensation Committee’s responsibilities and authorities, which are discussed in detail in its charter, include, among other things:

▪	Establishing our compensation philosophy, and reviewing compensation practices to ensure alignment with that philosophy.

▪	Establishing annual compensation for the Chief Executive Officer and all other executive officers including salary, incentive, and equity compensation.

▪	Establishing incentive plans for all employees, and approving awards under such plans to the Chief Executive Officer and all other executive officers.

▪	Establishing director compensation.

▪	Approving equity compensation awards and the terms of such awards to employees and directors.

▪	Reviewing the impact of our compensation practices in relation to the Corporation’s risk management objectives.

▪	Administering our retirement, benefit, and equity compensation plans, programs, and policies.
A schedule of meetings and preliminary agenda is approved by the Compensation Committee at the end of each year for the coming fiscal year.  The agenda for Compensation Committee meetings is determined by its Chairperson with the assistance of the Chief Human Resources Officer.  Compensation Committee meetings are regularly attended by the Chief Executive Officer and other members of the senior management team, although they are not voting members nor are they present during executive session deliberations regarding their own compensation.  The Compensation Committee meets regularly in executive session without the presence of employee directors and management.
The Compensation Committee has authority under its charter to select, retain, terminate, and approve the fees of advisers, counsel or other experts or consultants, as it deems appropriate.  The Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consulting firm, to assist in fulfillment of its duties.  Meridian was selected by the Compensation Committee after review of, among other things, the Compensation Committee’s needs, the qualifications of the firm’s personnel, the firm’s independence, the firm’s resources, past experience with the firm, and a good faith estimate of fees, and was not made pursuant to the recommendation of management.  The compensation consultant advises the Compensation Committee with respect to compensation and benefit trends, best practices, market analysis, plan design, and establishing targets for individual compensation awards.  The use of an independent compensation consultant provides additional assurance that our executive compensation programs are reasonable and consistent with our philosophy and objectives.   The compensation consultant reports directly to the Compensation Committee, and meets with members at least annually in executive session without the presence of employee directors and management.  The Compensation Committee does not prohibit Meridian from providing services to management, but such engagement must be requested or approved by the Compensation Committee.  The Compensation Committee has considered all relevant factors, including the six factors listed in Rule 10C-1(b)(4) of the Exchange Act and further included in the Compensation Committee’s charter, and determined that no conflict of interest exists with respect to Meridian.
During 2017, Meridian received total remuneration of $65,959 for consulting services on behalf of the Compensation Committee related to compensation analysis and planning.  We did not engage Meridian for any services other than those related to executive and director compensation consulting on behalf of the Compensation Committee.
The Compensation Committee may delegate authority to fulfill certain administrative duties regarding the compensation and benefit programs to our management team.  The Compensation Committee solicits the input and recommendations of the Chief Executive Officer for compensation awards to other executives,

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including the named executive officers.  Such awards are further discussed in executive session, with decisions made by the Compensation Committee without the Chief Executive Officer’s involvement.
The Compensation Committee’s report on executive compensation appears under the heading “Compensation Discussion and Analysis” later in this Proxy Statement.

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Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of February 27, 2018 regarding (i) the beneficial ownership interest in our common stock of the directors and certain executive officers of the Corporation and the Bank, (ii) the beneficial ownership interest of all directors and executive officers of the Corporation, as a group, and (iii) the security holdings of each person, including any group of persons, known by the Corporation to be the beneficial owner of five percent (5%) or more of our common stock outstanding.

	Common Stock	Exercisable Options (a)	Vested Restricted Stock Units (b)	Total (c)	Percentage Of Class
Nominees and Directors:
John J. Bowen	6,490	—	800	7,290	0.04%
Steven J. Crandall	14,897	—	800	15,697	0.09%
Robert A. DiMuccio, CPA	6,379	—	800	7,179	0.04%
Edward O. Handy III	2,751	—	—	2,751	0.02%
Barry G. Hittner, Esq. (d)	11,934	—	2,230	14,164	0.08%
Constance A. Howes, Esq.	100	—	—	100	—%
Katherine W. Hoxsie, CPA	133,458	—	800	134,258	0.78%
Joseph J. MarcAurele	52,683	—	—	52,683	0.31%
Kathleen E. McKeough	11,110	—	800	11,910	0.07%
Victor J. Orsinger II, Esq.	11,023	—	800	11,823	0.07%
H. Douglas Randall III	19,988	—	800	20,788	0.12%
Edwin J. Santos	3,000	—	800	3,800	0.02%
John F. Treanor	20,093	—	800	20,893	0.12%
Certain Executive Officers:
David V. Devault	21,217	2,800	—	24,017	0.14%
Mark K. W. Gim	15,355	4,100	—	19,455	0.11%
James M. Hagerty	5,609	5,000	—	10,609	0.06%
All directors, nominees and executive officers as a group (23 persons)	363,679	28,465	9,430	401,574	2.33%
Beneficial Owners:
Jean M. Wallace (e) 680 Steamboat Rd., Greenwich, CT 06830	1,983,417	—	—	1,983,417	11.51%
Jean and David W. Wallace Foundation (f) 680 Steamboat Rd., Greenwich, CT 06830	915,000	—	—	915,000	5.31%
BlackRock, Inc. (g)	1,055,494	—	—	1,055,494	6.12%
Champlain Investment Partners, LLC (h)	861,490	—	—	861,490	5.00%
Principal Financial Group Inc. (i)	1,077,537	—	—	1,077,537	6.25%

(a)	Stock options that are or will become exercisable within 60 days of February 27, 2018.

(b)	Restricted stock units that are or will become vested within 60 days of February 27, 2018.

(c)
Total does not include a performance share unit award for Messrs. MarcAurele, Handy, Devault, Gim, Hagerty, and certain other executive officers that is based on the Corporation’s relative performance during the measurement period, which ended December 31, 2017 and was further subject to a time-based vesting period, which ended on January 20, 2018, nor does it reflect performance share unit awards that became earned upon the retirements of Mr. Devault on January 31, 2018 and Mr. MarcAurele on March 2, 2018 (with such awards based on a shortened performance measurement period, which ended on December 31, 2017).  Relative performance results were not available as of March 13, 2018, and therefore, the final awards have not been ascertained.  Information regarding these grants including the current performance assumption is presented under the heading “Outstanding Equity Awards at Fiscal Year End” later in this Proxy Statement.

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(d)	Mr. Hittner will reach age 72 prior to the 2018 Annual Meeting of Shareholders, and pursuant to our by-laws, will resign from the Board of Directors effective April 23, 2018.

(e)
Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2018. Includes 915,000 shares held by the Jean and David Wallace Foundation, of which Mrs. Wallace serves as Trustee.

(f)
Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2018.  These shares are also included in the shares owned by Jean M. Wallace as discussed in more detail in footnote (e) above.

(g)	Based on information set forth in an Amendment No. 8 to a Schedule 13G/A filed with the Securities and Exchange Commission on January 23, 2018.

(h)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 21, 2018.

(i)	Based on information set forth in a Form 13F filed with the Securities and Exchange Commission on February 13, 2018.

Executive Officers
The following is a list of all executive officers of the Corporation and the Bank with their titles, current ages and years of service, followed by certain biographical information.

Name	Title	Age	Years of Service
Edward O. Handy III	Chairman and Chief Executive Officer of the Corporation and the Bank	56	4
Mark K.W. Gim	President and Chief Operating Officer of the Corporation and the Bank	51	24
Ronald S. Ohsberg, CPA	Senior Executive Vice President, Chief Financial Officer and Treasurer of the Corporation and the Bank	53	—
Kristen L. DiSanto	Senior Executive Vice President, Chief Human Resources Officer and Corporate Secretary of the Corporation and the Bank	48	23
William K. Wray Sr.	Senior Executive Vice President and Chief Risk Officer of the Bank	59	2
Debra A. Gormley	Executive Vice President, Retail Banking of the Bank	62	7
James M. Hagerty	Executive Vice President and Chief Lending Officer of the Bank	60	5
Maria N. Janes, CPA	Executive Vice President and Controller of the Corporation and the Bank	47	20
Mary E. Noons	Executive Vice President, Retail Lending of the Bank	56	25
Kathleen A. Ryan, Esq.	Executive Vice President and Chief Wealth Management Officer of the Bank	52	2
Dennis L. Algiere	Senior Vice President, Chief Compliance Officer & Director of Community Affairs of the Bank	57	22
Biographical information for Mr. Handy is provided under the heading “Proposal 1: Election of Directors” earlier in this Proxy Statement.

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Mark K. W. Gim joined the Bank in 1993 and held various positions of increasing responsibility in financial planning and asset/liability management.  In 2000, he was promoted to Senior Vice President – Financial Planning and Asset/Liability Management of the Bank.  He was named Executive Vice President and Treasurer of the Corporation and the Bank in 2008, and had the added responsibility of oversight of the Retail Banking Division from 2011 through 2013. He was promoted to Executive Vice President, Wealth Management and Treasurer in 2013, and to Senior Executive Vice President, Wealth Management and Treasurer in 2015. In June 2017, he was named Senior Executive Vice President and Chief Strategy Officer. Concurrent with Mr. MarcAurele’s retirement in March 2018, Mr. Gim was promoted to President and Chief Operating Officer of the Corporation and the Bank.
Ronald S. Ohsberg, CPA joined the Bank in 2017 as Executive Vice President and Treasurer. In September 2017, he was promoted to Senior Executive Vice President and Treasurer. He was promoted to Senior Executive Vice President, Chief Financial Officer and Treasurer in February 2018. Prior to joining the Bank, he served as Executive Vice President, Finance for Linear Settlement Services from July 2016 to May 2017 where he was responsible for all finance and accounting matters for the company. He served as Executive Vice President, Corporate Controller and Chief Accounting Officer for Citizens Financial Group from 2009 to April 2016 where he was responsible for financial operations and reporting.
Kristen L. DiSanto joined the Bank in 1994 and held positions of increasing responsibility within Human Resources.  She was promoted to Senior Vice President, Human Resources in 2009, and to Executive Vice President, Human Resources in 2012. She was promoted to Senior Executive Vice President, Chief Human Resources Officer and Assistant Secretary of the Corporation and the Bank in September 2017. She was promoted to Senior Executive Vice President, Chief Human Resources Officer and Corporate Secretary of the Corporation and the Bank in February 2018.
William K. Wray, Sr. joined the Bank in 2015 as Senior Vice President, Risk Management. He was promoted to Executive Vice President and Chief Risk Officer in September 2015 and to Senior Executive Vice President and Chief Risk Officer in September 2017.  Prior to joining Washington Trust, he served as Chief Operating Officer for Blue Cross Blue Shield of Rhode Island from 2009 to 2015. From 1993 to 2008, he served in various executive leadership positions for Citizens Bank including Vice Chairman and Chief Information Officer, including responsibility for corporate risk and compliance programs.
Debra A. Gormley joined the Bank in 2011 as Senior Vice President, Retail Banking. She was promoted to Executive Vice President, Retail Banking in 2014.
James M. Hagerty joined the Bank in 2012 as Executive Vice President and Chief Lending Officer. From December 2001 until he joined Washington Trust, he served as Senior Vice President, Rhode Island Market Manager, for Citizens Bank, responsible for middle market and not-for-profit commercial lending.
Maria N. Janes, CPA joined the Bank in 1997 as Accounting Officer, and was named Assistant Controller later that year. She has served as Controller since 1998, and was named Assistant Vice President in 1998; Vice President in 1999; and Senior Vice President in 2010. In 2016, she was promoted to Executive Vice President and Controller, and designated as Principal Accounting Officer of the Corporation and the Bank.
Mary E. Noons joined the Bank in 1992 and has held positions of increasing responsibility in managing lending support, loan operations, secondary market, consumer lending, mortgage operations and mortgage origination. She was promoted to Senior Vice President in 2011. In March 2016, she was promoted to Retail Lending division head, assuming responsibility for all mortgage and consumer lending activities. She was promoted to Executive Vice President in September 2016.
Kathleen A. Ryan, Esq. joined the Bank in 2015 as Senior Vice President, Client Services and Trust and Estate Services. In September 2017, she was promoted to Executive Vice President, Wealth Management. In March 2018, she assumed the position of Chief Wealth Management Officer. Prior to joining the Bank, she was a partner at the law firm of Partridge Snow & Hahn LLP from 2001 to 2015. She also served as Chair for the firm’s Trusts & Estates practice from 1999 to 2015.
Dennis L. Algiere joined the Bank in 1995 as Compliance Officer. He was promoted to Vice President, Compliance in 1996 and to Senior Vice President, Compliance and Community Affairs in 2001.  He was named Senior Vice President, Chief Compliance Officer and Director of Community Affairs in 2004.

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Compensation Risk Analysis
Annually, the Compensation Committee (the “Committee”) performs a complete review of the Corporation’s short-term and long-term incentive compensation plans to assess and ensure that arrangements do not encourage executives and/or other employees to take excessive risks.  The Committee Chair presents the results of this review to the Board.

As part of the review, the Committee analyzes governance practices, plan design, and policies and internal controls. The Committee identifies areas of material risk to the Corporation, including operational, credit, interest rate, liquidity, compliance, strategic and reputational risks.  Following the completion of a detailed analysis, the Committee concluded that all incentive plans appropriately balance risk and reward, and align employee interests with shareholders based on the following observations:

▪
We structure our pay to consist of fixed (salary) and variable compensation (cash incentive and equity). We believe variable elements provide an appropriate percentage of overall compensation to motivate executives to focus on performance, while fixed elements provide an appropriate and fair compensation level that does not encourage executives to take unnecessary or excessive risks.

▪	Our compensation program balances short-term and long-term performance, and does not place inappropriate focus on achieving short-term results at the risk of long-term, sustained performance.

▪
Most incentive plans (including plans covering executive officers) include a threshold, target and maximum award.  By establishing a maximum, we ensure that the compensation mix remains within acceptable ranges and limit excessive payments under any one element.

▪	All incentive plan designs are reviewed and approved by the Committee annually.

▪
Performance targets for the Annual Performance Plan, which covers most executives, are established annually by the Board.  We have internal controls over the measurement and calculation of the performance metrics, which are designed to prevent manipulation of results by any employee, including the executives. Additionally, the Board monitors the corporate performance metrics each month.

▪	The Committee has the discretion to modify any plan payment downwards, allowing for consideration of the circumstances surrounding corporate and/or individual performance.

▪
The incentive programs covering named executive officers include a “clawback” provision requiring the executives to reimburse the Corporation for any plan payment that would not have been earned based on restated financial results.  This provision is intended to discourage executives from manipulating performance results that would assure a payment.

▪	There are appropriate internal controls and oversight of the approval and processing of payments.

▪	There are robust internal controls and segregation of duties throughout the Corporation, including areas responsible for making credit and investment decisions as well as financial reporting.

▪
The Corporation has a strong risk management and corporate governance framework to identify, measure, monitor and control current and emerging material risks. We have appointed a Chief Risk Officer to assist the Board and executive leadership in managing our overall risk program. Additionally, various committees of management and the Boards of the Corporation and the Bank may be responsible for evaluating and managing the risks associated with credit granting, interest rate and liquidity, investment portfolio management, fiduciary services and technology.

▪
Equity compensation consists of performance share units, restricted stock units, and stock options, which vest over a minimum of three years. These grants encourage a long-term perspective on overall corporate performance, which ultimately influences share price appreciation.  Equity compensation helps to motivate long-term performance, balancing the cash incentives in place to motivate short-term performance.

▪	Annually, the Committee reviews our 25 top paid employees, regardless of position, providing added context and oversight to overall compensation throughout the Corporation.

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Compensation Discussion and Analysis
The Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee ensures that the total compensation paid to senior executives is fair, reasonable, competitive, performance-based and aligned with shareholder interests.

Executive Summary
The Corporation had another year of exceptional performance in 2017, highlighted by record earnings and growth along key business lines. We continue to be a high performing regional bank with a unique competitive business model that features revenue diversity, a proven growth strategy, lower risk profile, and solid capital position. We continue to gain market share, attract new clients, and build existing relationships by focusing on service excellence and offering superior retail, business and wealth management products. Furthermore, we believe the Corporation is well positioned to continue our positive growth momentum into 2018 and beyond. Key highlights of our performance and resulting compensation actions include:

How Did We Perform In 2017?
Wealth Management	Mortgage Banking	Lending	Retail Banking
At year end, assets under administration stood at a record $6.7 billion. Wealth management revenues also reached an all-time high of $39.3 million.	Mortgage banking revenues totaled $11.4 million. Total origination volume was $852.6 million.	Total loans (commercial, residential and consumer) reached a record $3.4 billion at year end, an increase of $140 million over the prior year.	Deposits reached a record $3.2 billion at year end, up 6% from the prior year.

Corporate Results
Strong profitability results	Strong relative performance	Asset quality indicators remained strong	Increased shareholder value
We generated $45.9 million in net income or $2.64 per diluted share. Return on equity (ROE) was 11.26% and return on assets (ROA) was 1.04%.	ROE, ROA, dividend yield, total non-interest income as a percentage of total revenue and price to book ratio exceeded the 90th percentile of industry peers(a).	Nonperforming assets remained at the very manageable level of 0.34% of total assets at December 31, 2017.	We increased our dividend in 2017 by 8 cents, or 5.5%, over the prior year.

How Did We Pay Our Executives?
Reasonable merit increases	Bonus payments aligned with strong performance	100% performance-based equity grants, a leading best practice
The Committee approved modest base salary increases for 2017 and 2018 in line with market trends.	Based on strong performance results, plan formulas resulted in above target payments under the Annual Performance Plan and the Wealth Management Business Building Incentive Plan.	All equity awards to our named executive officers were granted as performance share units, which will be earned based on relative performance over either a 3 or 5 year period.
(a) Industry comparator peer group includes all publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $2.0 billion to $8.0 billion (Source: SNL Financial, for companies reporting as of March 5, 2018).

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The actions and the Committee’s decision-making process are further explained in the narrative following this summary. We believe these actions underscore that our compensation programs are built on a foundation of compensation best practices and sound governance practices, which we believe our shareholders demand, including:

What We Do
✓	Ensure pay for performance alignment
✓ Allocate a significant portion of total compensation to performance-based pay
✓ Grant 100% of long-term equity as performance-based awards for our named executive officers
✓ Award based on both absolute and relative performance metrics
✓ Review both realized and realizable pay
✓	Engage an independent compensation consultant who reports directly to the Compensation Committee
✓	Benchmark our practices annually to ensure executive compensation remains consistent with the market
✓	Subject short-term and long-term incentive payments to caps
✓	Perform an annual compensation risk assessment
✓	Maintain share ownership guidelines
✓	Require that change-in-control agreements contain a double trigger
✓	Maintain a clawback policy
What We Don’t Do
✗	We don’t maintain employment contracts
✗	We don’t provide excise tax gross-up on change-in-control payments
✗	We don’t allow repricing of underwater options without shareholder approval
✗	We don’t provide current payment of dividends or dividend equivalents on unearned long-term incentives
✗	We don’t allow executive officers to engage in hedging transactions

Leadership Transition
In September 2017, Mr. MarcAurele announced his intention to retire on March 2, 2018. We executed our succession plan, which included the promotion of Mr. Handy, who had served as President and Chief Operating Officer since 2013, to Chairman and Chief Executive Officer of the Corporation and the Bank, as well as the promotion of Mr. Gim, who has more than 25 years of experience in various positions of increasing responsibility with the Corporation, to President and Chief Operating Officer of the Corporation and the Bank. The successful leadership transition impacted several compensation decisions. Messrs. Handy and Gim received compensation packages commensurate with their new roles as well as a one-time promotional performance share unit grant based on the performance of the Corporation over the next five years. These decisions are further outlined under the heading “Compensation Discussion and Analysis - Base Salary” and “Compensation Discussion and Analysis - Long-Term Equity Incentive Compensation (Performance-Based Equity)” later in this Proxy Statement.

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Executive Compensation Philosophy and Objectives
Our success is highly dependent on hiring, developing and retaining qualified people who are motivated to perform for the benefit of our shareholders, the community, and customers.  The Committee believes that an effective executive compensation program should be designed to reward the achievement of specific annual, long-term and strategic goals, and align executive interests with shareholders, with the ultimate objective of enhancing shareholder value.  The goal of our compensation program is to compensate senior leadership in a manner that encourages superior corporate performance, defined as at or above the top third of our peers.

Our compensation program places emphasis on:

▪	attracting and retaining the best talent in the financial services industry;

▪	providing compensation for key executives that is competitive with similarly-sized financial institutions;

▪	linking pay to performance;

▪	motivating executives to achieve the goals set in our strategic plan;

▪	returning a fair value to shareholders; and

▪	ensuring that compensation supports sound risk management practices.

To these ends, the Committee believes that compensation packages provided to executives, including the named executive officers listed in this Proxy Statement, should include both cash and stock-based compensation that reward short and long-term performance as measured against established goals.

Factors Considered in Determining Pay Programs and Making Pay Decisions
The Committee is responsible for all executive compensation decisions and reports all actions to the Corporation’s Board. The following chart outlines the primary factors considered in determining executive compensation:

Determining Pay for the Chief Executive Officer		Determining Pay for Other Named Executive Officers
-	Compensation consultant’s analysis	-	Compensation consultant’s analysis
-	Market benchmarks	-	Market benchmarks
-	Corporate performance	-	Corporate and business unit performance
-	Internal and external economic conditions	-	Internal and external economic conditions
-	Tally sheets and wealth accumulation analyses	-	Tally sheets and wealth accumulation analyses
-	Compensation relative to other executives	-	Compensation relative to other executives
-	Assessment of the Chief Executive Officer’s (“CEO”) performance by the independent directors of the Corporation’s Board	-	CEO’s assessment of the executive’s performance and compensation recommendations

Benchmarking Compensation
Prior to the beginning of the fiscal year, the Committee consulted with an independent compensation consulting firm to assess the competitiveness and effectiveness of our executive compensation program.  The compensation consultant provided an analysis of base salary, short-term incentive, long-term incentive and benefit practices of comparable companies in the banking industry.  The compensation consultant considered individual compensation elements as well as the total compensation package, and assessed the relationship of pay to performance.

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In performing this analysis, the consultant used a peer group of banking institutions, which was reviewed and approved by the Committee.  The peer group included institutions of generally similar asset size, regional location, and to the extent possible, organizations with a wealth management business line since this represents a significant part of our business model.  At the time of peer group selection, the Corporation was positioned approximately at the median of the peer group in terms of total assets, with asset size ranging from $2.0 billion to $8.0 billion (approximately one-half to two times the size of the Corporation). All banks were based in the Northeast and Mid-Atlantic region.  The peer group used in the report presented for consideration of 2017 compensation decisions consisted of the following financial institutions:

Arrow Financial Corporation	Berkshire Hills Bancorp, Inc.	Boston Private Financial Holdings, Inc.
Brookline Bancorp, Inc.	Bridge Bancorp, Inc.	Bryn Mawr Bank Corporation
Camden National Corporation	Century Bancorp, Inc.	CNB Financial Corporation
Enterprise Bancorp	First Commonwealth Financial Corp.	First of Long Island Corporation
Independent Bank Corp.	Lakeland Bancorp, Inc.	OceanFirst Financial Corp.
Peapack-Gladstone Financial Corp.	S & T Bancorp, Inc.	Sandy Spring Bancorp, Inc.
Tompkins Financial Corporation	TrustCo Bank Corp NY	United Financial Bancorp
Univest Corporation of Pennsylvania	WSFS Financial Corporation

A peer group analysis is limited to those positions for which compensation information is disclosed publicly. Therefore, the compensation consultant also relied on published compensation surveys to supplement peer group information. Surveys used for the 2017 study included the Pearl Meyer & Partners Northeast Banking Compensation Survey and the McLagan Regional Banking Survey.  Similar asset and regional scope comparisons were used for the benchmarking analysis.

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Setting Pay and Mix
We target total compensation at the 50th percentile of market pay, with opportunities for upward or downward adjustment based on actual corporate performance on an absolute and relative basis. Each executive has a target total compensation opportunity that consists of base salary, short-term cash incentive and long-term equity compensation elements. We believe that our target compensation mix (outlined below) allows our compensation to vary appropriately based on corporate and individual performance in a manner that is aligned with shareholder interests and represents sound risk management principles.

Target Pay Mix
CEO
28.6%
47.6%
23.8%
All Other Executives
23.3%
53.2%
23.5%
Base Salary
Short Term Incentives
Long Term Incentives
Total Performance Based Compensation

Because a substantial portion of compensation is based on short-term and long-term corporate, divisional and individual performance results, total compensation, as well the percentage of compensation delivered under each element, will vary annually. We believe that our most senior executives should have a significant portion of pay provided through performance-based compensation elements and therefore, be at risk to the executives.

Tally Sheets and Wealth Accumulation Analyses
Annually, the Committee reviews a presentation of total compensation or “tally sheet,” for each executive officer. This detailed analysis of actual and potential compensation includes:

▪	a summary of total compensation for the current and previous fiscal year, including actual allocation to each compensation element;

▪	incentive opportunity and related performance levels needed to achieve threshold, target and maximum payouts;

▪	the value of perquisites, if applicable;

▪	potential value of unvested equity grants at various levels of stock performance;

▪	overall total compensation ranking within the Corporation; and

▪	potential post-employment payments.

The Committee uses the tally sheets to evaluate each executive officer’s total compensation, as well as the impact of the Corporation’s performance on compensation. We believe this analysis is an integral part of our evaluation of the executive compensation program.

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The Role of Shareholder Say-on-Pay Votes
The Corporation provides its shareholders with the opportunity to cast an annual advisory vote to approve the compensation of the named executive officers (the “say-on-pay proposal”). At the Annual Meeting of Shareholders held on April 25, 2017, 98% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. We believe this affirms shareholders’ support of our approach to executive compensation, and did not significantly change the approach in 2017. The Committee will continue to consider the outcome of annual say-on-pay votes when making future compensation decisions for the named executive officers.

Base Salary
Our base salaries consider market pay levels and reflect individual roles, performance, experience and leadership contribution.  Generally, base salaries are targeted at the 50th percentile of our peer group. The Committee approved base salaries for the named executive officers as outlined below. The base salary for Messrs. Handy and Gim are reflective of promotional salary increases to recognize their significant increase in responsibilities in 2018, as they assume the roles of Chairman & CEO and President & COO, respectively.

	2016 Salary	2017 Salary	2018 Salary
MarcAurele (a)	$565,000	$585,000	$614,000
Handy (b)	$410,000	$425,000	$575,000
Devault (c)	$319,000	$331,000	$341,000
Gim (b)	$273,000	$283,000	$340,000
Hagerty	$248,500	$260,000	$280,000

(a)	Mr. MarcAurele retired on March 2, 2018.

(b)	2018 salaries include adjustments for recent promotions as described elsewhere in this Proxy Statement.

(c)	Mr. Devault retired on January 31, 2018.
_______________________

Short-Term Cash Incentive Compensation
The Committee believes that cash incentives are instrumental in motivating and rewarding executives for achievement of annual corporate and division goals.  All of our named executive officers participate in our Annual Performance Plan.  In 2017, Mr. Gim also participated in our Wealth Management Business Building Incentive Plan, which rewards achievement of growth targets for the wealth management business unit.
Plan terms, including the target bonus levels and relationship of payouts to achievement of financial metrics, were established by the Committee in consultation with the independent compensation consultant.  Annually, the Committee reviews the plans to ensure that they are designed in a manner that continues to motivate employees to achieve our strategic goals.
Cash Incentive Opportunities Under Annual Performance Plan
The Annual Performance Plan provides the opportunity to earn cash awards based on achievements relative to predefined corporate financial goals and individual performance. The plan has a maximum payout of 150% under both the corporate and individual performance components. The target incentive opportunity is a percentage of base salary earnings, and varies by role and level of responsibility as outlined in the following table.

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	2017 Target Incentive Opportunity	Allocation
		Corporate Performance	Individual Performance
MarcAurele	50%	70%	30%
Handy	40%	70%	30%
Devault	40%	60%	40%
Gim	31.25%	60%	40%
Hagerty	35%	60%	40%

Regardless of the actual award determined by the plan parameters, the Committee has the discretion to modify any award downwards. The plan also contains a “clawback” provision as further described under the heading “Recoupment (Clawback) Policy” later in this Proxy Statement.

Performance Measures
Corporate performance is based on three financial metrics - net income, fully diluted earnings per share (EPS), and return on equity (ROE), with each metric receiving equal weighting.  We believe these measures are an appropriate reflection of our annual performance, profitability, and contribution to shareholders.
At the beginning of each year, the Board establishes performance targets based on our strategic objectives.  At the end of each year, the actual performance for each of the financial metrics is measured separately against its target. Corporate performance exceeding a threshold of 80% of the performance target will result in progressively increasing payment levels, ranging from 50% to 150% of the target award as outlined below.

Corporate Performance Results	Award Level (as a % of Target)
<80.0%	0.0%
80.0% to 82.4%	50.0%
82.5% to 87.4%	62.5%
87.5% to 92.4%	75.0%
92.5% to 97.4%	87.5%
97.5% to 102.4%	100.0%
102.5% to 107.4%	112.5%
107.5% to 112.4%	125.0%
112.5% to 117.4%	137.5%
117.5% +	150.0%

In order to qualify for an individual performance award, the weighted average of the financial metrics must be at least 80%. Once this threshold level is achieved, individual performance awards range from 0% to 150% of the target, based on an assessment of executive performance against expectations established at the beginning of each year. Individual performance for the Chief Executive Officer is determined with consideration of matters such as leadership of the senior management team, community involvement and presence, market expansion and enhancement, strategic planning and implementation, corporate governance, investor relations, talent acquisition and development, risk management, and ability to focus the Corporation on the long-term interests of our shareholders.  For the other named executive officers, individual performance is determined with consideration of matters such as leadership, strategic planning, and achievement of business unit operational and/or production goals. The Committee relies upon the assessment of the performance of the Chief Executive Officer by the independent directors of the Corporation’s Board, and considers the Chief Executive Officer’s assessment of the performance of all other senior executives.

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2017 Awards
The enactment of the Tax Cuts and Jobs Act in 2017 (“2017 Tax Act”) required companies to revalue and reassess deferred tax assets and liabilities reflecting the new federal income tax rate. As a result, in the fourth quarter of 2017, Washington Trust's net deferred tax assets were written down by a non-cash charge of $6.2 million, with a corresponding increase to income tax expense. This write-down adjustment reduced fourth quarter and full-year 2017 earnings per diluted share by $0.36. As a result of this required adjustment, incentive awards would have significantly decreased for all employees. The Committee determined that this adjustment, which was precipitated by external factors, should not impact 2017 bonuses for all employees, including the named executive officers. The original 2017 performance targets; GAAP results (including 2017 Tax Act enactment-related adjustments); the 2017 Tax Act enactment-related adjustments; and results adjusted to exclude such 2017 Tax Act enactment-related impacts (“Adjusted Results”) are outlined in the following table. Based on the Adjusted Results, the Corporation achieved 105.9% of the Net Income goal; 106.8% of the EPS goal; and 105.3% of the ROE goal, resulting in a 112.5% corporate component payment.

Metric	2017 Performance Targets	2017 GAAP Results	2017 Tax Act Enactment-Related Adjustment	2017 Adjusted Results
Net Income	$49,210,000	$45,925,000	$6,170,000	$52,095,000
EPS	$2.81	$2.64	$0.36	$3.00
ROE	12.13%	11.26%	1.51%	12.77%

Individual performance was assessed based on the criteria described earlier.  The Committee noted the following regarding the individual performance of the named executive officers:

▪
Mr. MarcAurele received a 150.0% award under the individual performance component due to his strong leadership of the Corporation as evidenced by our strong results, including continued solid profitability results and strong peer group performance. In addition, the Committee recognized his efforts in providing leadership for strategic initiatives; strengthening and expanding the corporate brand; driving organic growth while effectively managing risk; exceeding financial goals in a challenging economic environment; acquiring key talent in order to position the Corporation for future success; and ensuring a strong succession plan and smooth internal transition following his retirement and the retirement of Mr. Devault.

▪
Mr. Handy received a 150.0% award under the individual performance component due to strong leadership of the Corporation as evidenced by our strong results, including continued solid profitability results and strong peer group performance. In addition, the Committee recognized his significant contributions related to loan and deposit growth activities; leadership for strategic initiatives; efforts in strengthening and expanding the corporate brand; strong contribution to our investor relations efforts; and for his efforts in support of a smooth transition on key leadership roles throughout the organization following the retirement of Mr. MarcAurele and Mr. Devault.

▪
Mr. Devault received a 150.0% award under the individual performance component due to strong job performance, as well as his contributions to the Corporation’s overall success. This includes, most notably, strategic guidance regarding key financial aspects of our business, significant contributions in support of effective governance practices, leadership in executing strategic initiatives, his strong contribution to our investor relations efforts and the successful transition of his responsibilities of Chief Financial Officer and Secretary prior to his retirement on January 31, 2018.

▪
Mr. Gim received a 113.9% award under the individual performance component due to strong job performance, as well as his contributions to the Corporation’s overall success. This includes, most notably, his strategic efforts to increase the profitability of the wealth management division through maximizing capabilities, optimizing systems, streamlining processes, leveraging internal talent, and focusing the entire team on client acquisition and retention efforts. Under his leadership, this key business line achieved record levels of assets under administration and reached an all-time high in revenues. In addition, the Committee recognized Mr. Gim’s significant contribution to the planning

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and execution of strategic initiatives, as well as his strong contribution to our investor relations efforts.

▪
Mr. Hagerty received a 119.7% award under the individual performance component due to strong job performance. This included growth of $51 million in the commercial loan portfolio, as well as successful deposit gathering activities for commercial and cash management customers, which contributed to a record $3.2 billion in total deposits as of December 31, 2017.

Annual Performance Plan awards for the named executive officers are outlined in the following table:

	Corporate Performance		Individual Performance Component Award (0-150%)	Total Plan Payment	Percentage of Plan Target
	Award Based on GAAP Results	Adjustment for Tax Reform Impact
MarcAurele	$179,156	$51,188	$131,625	$361,969	123.8%
Handy	$104,125	$29,750	$76,500	$210,375	123.8%
Devault	$69,510	$19,860	$79,440	$168,810	127.5%
Gim	$46,430	$13,266	$40,304	$100,000	113.1%
Hagerty	$47,775	$13,650	$43,575	$105,000	115.4%

Wealth Management Business Building Incentive Plan
In 2017, Mr. Gim was eligible for an additional bonus payment based upon the performance of the wealth management division.  This incentive is intended to drive growth in the wealth management product line, which is an important contributor to our net income.  Plan performance is measured in terms of division pre-tax earnings, revenues, and net new assets under management (new accounts and solicited additions/upgrades less lost business, excluding routine flows and market appreciation/depreciation).  The target payment is $90,000 ($30,000 for each metric), with a range of 0% to 150% based upon actual performance.  The plan payment is determined by assessing achievement of each metric individually against its target.  Performance exceeding a threshold of 70% of the performance target will result in progressively increasing payment levels, ranging from 25% to 150% of the target award.  Regardless of the actual award determined by the plan parameters, the Committee has the discretion to modify any award downwards. The plan also contains a “clawback” provision as further described under the heading “Recoupment (Clawback) Policy” later in this Proxy Statement.
In 2017, plan targets were:  (i) division pre-tax earnings of $12,973,400; (ii) division revenues of $41,327,000; and (iii) net new assets under management of $65,000,000.  During 2017, the wealth management division met 99.0% of the pre-tax earnings goal, 95.2% of the revenue goal, and 148.8% of the net new assets under management goal.  This performance resulted in a total bonus payment of $101,250 to Mr. Gim under this plan, which is equal to 112.5% of the plan target.
Long-Term Equity Incentive Compensation (Performance-Based Equity)
The granting of stock-based incentives is viewed as a desirable long-term incentive compensation strategy because it closely links the interests of management with shareholders; provides an opportunity for increased executive stock ownership; aids in executive retention; and rewards executives for focusing on long-term stock value.  In determining the form of equity to be granted, the Committee considers many factors, including the ability to drive corporate performance; retention and stock ownership; tax and accounting treatment; and impact on dilution.

Performance Share Unit Awards Granted in 2017
We are committed to providing compensation that reinforces a strong link between pay and performance for our executive leadership team. Our equity compensation program is designed to achieve this objective. Therefore, 100% of all long-term equity incentive grants to named executive officers were made in the form of performance share units in 2017. The awards were designed to position total compensation at the 50th percentile with opportunities for upward and downward adjustment based on actual corporate

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performance compared to an industry comparator group, providing true pay for performance through the leveraging of equity awards.

Selecting and defining the performance measurements for the award was a critical decision for the Committee. Measures needed to reflect our strategic plan and growth strategy, as well as shareholder expectations.  In addition, measures had to be within the control and influence of the grantees so that there is a true correlation between actual contribution and reward.  After reviewing a number of performance metrics, the Committee decided to base performance on relative core return on equity (“Core ROE”) and relative core earnings per share growth (“Core EPS Growth”), with the two metrics having equal weighting. Provisions related to the 2017 grant are outlined below.

▪	Range of potential awards: 0% to 200% of the target award

▪	Performance measurement period: January 1, 2017 through December 31, 2019

▪
Performance criteria: Relative Core ROE and Core EPS Growth performance. Core measurements are defined by SNL Financial as GAAP results adjusted to use net income after taxes and before extraordinary items, less net income attributable to non-controlling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items. SNL Financial uses a consistent tax rate in all tax adjusted metrics.

▪
Industry comparator group: All publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $2.0 billion to $8.0 billion (based on information published by SNL Financial).

▪	Dividend equivalents: Dividends will be paid retroactively in cash once the award is earned and the final shares are actually issued.
2017 awards for the named executive officers are summarized in the following table:

	Range of Payouts (# of Shares)
	Minimum	Threshold	Target	Maximum
Relative Performance (a)	0-25th percentile	25th percentile	50th percentile	100th percentile
MarcAurele	—	3,375	6,750	13,500
Handy	—	1,650	3,300	6,600
Devault	—	1,600	3,200	6,400
Gim	—	1,100	2,200	4,400
Hagerty	—	1,100	2,200	4,400

(a)
The Corporation must achieve threshold performance at the 25th percentile for each metric to qualify for an award based on that metric. Payouts range from 50% to 200% of the target award based on a straight line interpolation for performance from the 25th percentile to the 100th percentile.

_______________________

Except as outlined in the next sentence, the awards are subject to forfeiture in the event of the executive’s termination of employment prior to the three-year anniversary of the grant. The awards are subject to acceleration in the event of a change in control, death, retirement or disability prior to the three-year anniversary of the grant, with the number of earned shares based on the Corporation’s performance during a shortened performance period. This shortened performance period will include any completed calendar year and year-to-date performance through the last completed calendar quarter preceding the acceleration event, with partial years weighted accordingly. In the event of retirement or disability, the earned shares will be further adjusted for the number of completed months within the 36-month vesting period.
The awards contain a “clawback” provision as further described under the heading “Recoupment (Clawback) Policy” later in this Proxy Statement.

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Performance Share Awards that Became Earned in 2017
In 2014, Messrs. MarcAurele, Handy, Devault, Gim and Hagerty were granted performance share units with an opportunity to earn from 0% to 200% of the target award based on the Corporation’s relative Core EPS Growth and Core ROE performance during the measurement period of January 1, 2014 through December 31, 2016. This grant was structured in the same manner described above, except that the industry comparator group was based on all publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $1.5 billion to $6.5 billion. On April 4, 2017, the Committee certified the following performance results:

	Percentile Ranking
Metric	Calendar Year 2014	Calendar Year 2015	Calendar Year 2016	Weighted Average
Core Return on Equity	93.6%	97.8%	95.7%	95.7%
Core EPS Growth	31.1%	53.3%	26.0%	36.8%
Final Peer Group Performance				66.3%

Based on this performance, the executives received a share award of 132.6% of the target, plus dividends payable on these shares from the grant date through the certification date. The final awards are outlined in the following table.

	Range of Payouts (# of Shares)				Final Award Earned
	Minimum	Threshold	Target	Maximum	Shares	Dividends
MarcAurele	—	2,150	4,300	8,600	5,702	$25,203
Handy	—	1,100	2,200	4,400	2,917	$12,893
Devault	—	1,100	2,200	4,400	2,917	$12,893
Gim	—	700	1,400	2,800	1,856	$8,204
Hagerty	—	700	1,400	2,800	1,856	$8,204

Subsequent Committee Actions in 2018
In early 2018, the Committee awarded performance share units to the named executive officers other than Messrs. MarcAurele and Devault, who retired on March 2, 2018 and January 31, 2018 respectively.  The grant was structured in the same manner as the performance share unit grant made in 2017, except that the industry comparator group will be comprised of all publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $2.0 billion to $9.0 billion. Each executive has the opportunity to earn from 0% to 200% of the target award depending on the Corporation’s performance during the measurement period, which is January 1, 2018 through December 31, 2020.  The awards are outlined in the following table:

	Range of Payouts (# of Shares)
	Minimum	Threshold	Target	Maximum
Relative Performance	0-25th percentile	25th percentile	50th percentile	100th percentile
Handy	—	3,150	6,300	12,600
Gim	—	1,550	3,100	6,200
Hagerty	—	1,088	2,175	4,350

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In addition to the annual long-term incentive grants described above, the Committee awarded an additional one-time performance share unit grant to Messrs. Handy and Gim to further focus the new leadership team on long-term corporate performance as they assume their new roles.  The grants were structured in the same manner as the performance share unit grant described earlier except that performance will be based on a five-year measurement period, January 1, 2018 through December 31, 2022.  The awards are outlined in the following table:

	Range of Payouts (# of Shares)
	Minimum	Threshold	Target	Maximum
Relative Performance	0-25th percentile	25th percentile	50th percentile	100th percentile
Handy	—	1,385	2,770	5,540
Gim	—	695	1,390	2,780

Compensation-Related Policies and Practices
Stock Ownership and Equity Retention Guidelines
The Committee believes that stock ownership aligns financial interests with shareholders and focuses executives and directors on long-term company performance.  We have established stock ownership guidelines for executives and directors as outlined below.  Until ownership targets are achieved, equity grant retention guidelines apply.

	Stock Ownership Requirement	Equity Grant Retention Guideline
Chief Executive Officer	2 times base salary	50% of all vested equity grants (a)
All Other Named Executive Officers	1 times base salary	50% of all vested equity grants (a)
Non-employee Directors	3,000 shares (b)	100% of all vested equity grants

(a)	net of any shares withheld to satisfy the tax liability or fund the purchase price of such grant.

(b)	expected within five years of joining the Board.
_______________________

Messrs. Gim and Hagerty have attained the applicable ownership target. Mr. Handy is adhering to the retention guidelines. All non-employee directors have attained the ownership target.

Anti-Hedging Policy
The Corporation’s Insider Trading Policy prohibits directors, executive officers and certain other employees from engaging in hedging transactions with respect to the Corporation’s securities. Further, pledging of the Corporation’s securities is permitted on a case by case basis with the approval of the Audit Committee; currently no named executive officer has pledged any stock.

Recoupment (Clawback) Policy
In order to further align management’s interests with the interests of shareholders and support good governance practices, all incentive awards and performance share unit awards made to the named executive officers include a recoupment or “clawback” provision. In the event that the Corporation is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the Federal securities laws, the executive is required to reimburse the Corporation for any amount that would not have been earned based on the restated financial results.

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers and certain other individuals. While the Committee considers tax deductibility as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the

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goals of our executive compensation program even if the awards are not deductible by us for tax purposes. The exemption from Section 162(m)'s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017.
Despite the Committee's efforts to structure certain performance-based awards in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the performance-based compensation exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs. The Committee believes that shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

Retirement and Other Benefits
Pension Plan
The Bank maintains a tax-qualified defined benefit Pension Plan. Plan entry was closed for all new hires and rehires after September 30, 2007, and all benefit accruals will be frozen on December 31, 2023. Messrs. Devault and Gim continued to accrue benefits under the Pension Plan in 2017. Mr. Devault commenced receiving benefits following his retirement on January 31, 2018. Messrs. MarcAurele, Handy and Hagerty were hired after September 30, 2007, and therefore, are not eligible to participate in the Pension Plan.

Pension benefits are available at normal retirement age (typically age 65), with reduced benefits available as early as age 55 with ten years of service. The annual pension benefit for an employee retiring at normal retirement age is the sum of (1) 1.2% of average annual pension compensation plus (2) 0.65% of average annual pension compensation in excess of the Social Security covered compensation level, multiplied by the number of years of service limited to 35 years. Pension compensation consists of base salary plus payments pursuant to the Annual Performance Plan, the Wealth Management Business Building Incentive Plan, and other cash-based payments, subject to IRS qualified plan limits ($270,000 in 2017). In 2017, the Social Security covered compensation level was $80,496 for a participant retiring at age 65.

Supplemental Pension Plan
The Bank also offers a Supplemental Pension Plan, which provides for payments of certain amounts that would have been received under the Pension Plan by Messrs. Devault and Gim in the absence of IRS limits. Benefits payable under the Supplemental Pension Plan are an unfunded obligation of the Bank. Mr. Devault will commence benefits under the Supplemental Pension Plan in 2018.

401(k) Plan
The Bank maintains a 401(k) Plan that covers substantially all employees, and is an essential part of the retirement package needed to attract and retain employees in our industry.  The Plan provides for deferral of up to the lesser of 75% of plan compensation or the annual dollar limit prescribed by the Code.

The Bank matches 100% of the first 1% and 50% of the next 4% of each participant’s salary deferrals up to a maximum match of 3%.  Additionally, certain eligible employees who are hired or rehired after September 30, 2007, and therefore, excluded from participation in the Pension Plan, including Messrs. MarcAurele, Handy and Hagerty, are eligible for a non-elective employer contribution of 4% of plan compensation. Participants become vested in employer contributions after two years of service.

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Nonqualified Deferred Compensation Plan
We provide a Nonqualified Deferred Compensation Plan that permits key employees, including the named executive officers, to defer salary and bonus with the opportunity for supplemental retirement and tax benefits.  Directors are also eligible to participate through the deferral of cash retainer payments. The plan also provides for credits of certain amounts that would have been contributed by the Bank under the 401(k) Plan, but for the deferral under the Nonqualified Deferred Compensation Plan and IRS limitations on annual compensation under qualified plans.  Further, Mr. MarcAurele received an additional employer contribution of 5% of salary annually in lieu of participation in the Supplemental Pension Plan.  Beginning in 2018, Mr. Handy began receiving an additional employer contribution of 5% of salary annually in lieu of participation in the Supplemental Pension Plan. Non-employee directors are not eligible for employer contributions. Participants become vested in employer contributions after two years of service.
Deferrals are credited with earnings/losses based upon the participant’s selection of investment measurement options (described further under the heading “Nonqualified Deferred Compensation Plan” later in this Proxy Statement). Because all investment measurement options are publicly-traded mutual funds, we do not consider any of the earnings credited under the Nonqualified Deferred Compensation Plan to be “above market”.  Benefits payable under this plan are an unfunded obligation of the Bank.

Welfare Benefits
In order to attract and retain employees, we provide certain welfare benefit plans to our employees, which include medical and dental insurance benefits.  The named executive officers participate in the medical and dental insurance plans under the same terms as our other full-time employees.  All full-time employees, including the named executive officers, are offered cash-in-lieu of medical coverage that would otherwise have been provided.
We provide two times base salary in life and accidental death and dismemberment insurance for our full-time employees, including the named executive officers.  This is provided through a combination of group life insurance contracts and split dollar arrangements under bank-owned life insurance policies.  The life insurance benefit provided to the named executive officers does not exceed the benefit offered to other full-time employees.
We also provide disability insurance to our full-time employees, including the named executive officers, which provides up to 60% of base salary income replacement after six months of qualified disability.  In order to obtain a competitive group rate, the group disability policy limited covered base salary to $319,080 in 2017.  This group plan limit did not fully cover the base salary of certain named executive officers.  To provide a benefit commensurate with the benefits provided to other full-time employees, we have purchased a supplemental disability insurance policy for Mr. MarcAurele and we reimburse Mr. Handy for a pro-rata share of his personal disability insurance policy.

Perquisites and Other Benefits
We provide named executive officers with perquisites and other benefits that the Committee believes are reasonable and consistent with our overall compensation program.  Perquisites include transportation benefits and country club memberships, as appropriate for business purposes.  Annually, the Committee reviews the perquisites and other benefits provided to named executive officers.  In addition, on an annual basis, the Compensation Committee Chairperson reviews the expense reports of the named executive officers to ensure that all reimbursements are reasonable and appropriate.  On January 18, 2018, this review was completed with respect to 2017 expense reimbursements and no exceptions were noted.

Change in Control Agreements
The Committee believes that change in control agreements promote stability and continuity of senior leadership as well as eliminate, or at least reduce, the reluctance of management to pursue potential change in control transactions that may be in the best interests of shareholders. Therefore, we have entered into change in control agreements with Messrs. Handy, Gim and Hagerty.
In the event of a change in control, the named executive officers would be eligible for (a) a severance payment equal to a multiple of the sum of base salary in effect at the time of termination plus the average

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bonus paid within the three-year period prior to the change in control; and (b) benefit continuation for a period of additional months of medical and dental insurance coverage.  The terms for each executive are set forth in the following table.

	Multiple of Base and Bonus	Length of Benefit Continuation
Handy (a)	3	36 months
Gim and Hagerty	2	24 months
(a) Reflects change in control agreement terms as of February 27, 2018. Prior to this date, Mr. Handy’s change in control terms were the same as Messrs. Gim and Hagerty.
_______________________

Payments and benefits otherwise provided to the executive in connection with a change in control will be reduced so that no portion would be subject to the excise tax imposed by Section 4999 of the Code, if such reduction would result in a greater amount of payments and benefits on a net after-tax basis.
Payments under the change in control agreements would be triggered if:

▪
in the event of a change in control (as defined in the change in control agreements) of the Corporation or the Bank, (a) the Corporation or the Bank terminates the executive for reasons other than for Cause (as defined in the change in control agreements) or death or disability of the executive within 12 months after such change in control; or (b) within 12 months of a change in control, the executive resigns for Good Reason (as defined in the change in control agreements), which includes a substantial adverse change in the nature or scope of the executive’s responsibilities and duties, a material reduction in the executive’s salary, relocation, or a failure of the Corporation or the Bank to obtain an effective agreement from any successor to assume the change in control agreements; or

▪
the executive is terminated by the Corporation or the Bank for any reason other than Cause, death or disability during the period of time after the Corporation and/or the Bank enters into a definitive agreement to consummate a transaction involving a change in control and before the transaction is consummated so long as a change in control actually occurs.

The change in control agreements require the executive to provide a general release of claims to receive payment under the agreement and provide an opportunity for the Corporation to remedy a “Good Reason” triggering event. Further, should a six-month delay in payments be required by Section 409A(a)(2)(B)(i) of the Code, we have agreed, upon the executive’s termination of employment, to make an irrevocable contribution to a grantor trust on behalf of the executive in the amount of the severance, plus interest at the short-term applicable federal rate.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis report beginning on page 18 of this Proxy Statement with management.  Based on that review and discussion, the Compensation Committee recommended to the Corporation’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The foregoing report has been furnished by the members of the Compensation Committee:

Kathleen E. McKeough (Chairperson)	John J. Bowen
Robert A. DiMuccio, CPA	Barry G. Hittner, Esq.
Edwin J. Santos

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Executive Compensation
Summary Compensation Table
The following table shows, for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015, the compensation of the person who served as CEO, Chief Financial Officer of the Corporation (the “CFO”), and each of the three most highly compensated executive officers of the Corporation and/or the Bank, serving at the end of the last completed fiscal year, other than the CEO and CFO, whose total compensation exceeded $100,000 in each year.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($) (a) (b)	Bonus ($) (b) (c) (d)	Stock Awards ($) (e)		Non-Equity Incentive Plan Compensation ($) (b) (c) (f)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (g)	All Other Compensation ($) (h)	Total ($)
Joseph J. MarcAurele	2017	585,000	51,188	524,981	(j)	310,781	—	102,174	1,574,124
Retired Chairman and Chief Executive Officer of the Corporation and the Bank (i)	2016	565,096	—	514,568	(k)	324,930	—	99,339	1,503,933
	2015	560,000	—	484,755	(l)	334,125	—	98,410	1,477,290
Edward O. Handy III	2017	425,000	29,750	256,658	(j)	180,625	—	48,345	940,378
Chairman and Chief Executive Officer of the Corporation and the Bank (m)	2016	410,050	—	249,159	(k)	188,623	—	47,183	895,015
	2015	411,900	—	239,526	(l)	196,515	—	47,337	895,278
David V. Devault	2017	331,000	19,860	248,880	(j)	148,950	484,337	10,025	1,243,052
Retired Vice Chair, Secretary & Chief Financial Officer of the Corporation and the Bank (n)	2016	319,038	—	243,743	(k)	150,000	411,898	9,696	1,134,375
	2015	320,608	—	239,526	(l)	150,000	278,181	9,753	998,068
Mark K.W. Gim	2017	283,000	13,266	171,105	(j)	187,984	363,118	14,320	1,032,793
President and Chief Operating Officer of the Corporation and the Bank (m)	2016	273,031	—	167,912	(k)	130,000	238,045	13,906	822,894
	2015	263,750	—	159,684	(l)	126,250	110,556	13,874	674,114
James M. Hagerty	2017	260,000	13,650	171,105	(j)	91,350	—	28,159	564,264
Executive Vice President and Chief Lending Officer of the Bank	2016	248,533	—	167,912	(k)	90,000	—	27,384	533,829
	2015	248,975	—	159,684	(l)	100,000	—	27,403	536,062

(a)
In a typical year, such as 2016 and 2017, the Corporation’s salaried employees are paid on a bi-weekly 26 pay period schedule. 2015 included an extra pay period for the Corporation’s salaried employees.

(b)	The following table outlines deferrals of salary and bonus under the Nonqualified Deferred Compensation Plan (the “Nonqualified Plan”):

Washington Trust Bancorp, Inc. | 2018 Proxy Statement | 33

Named Executive Officer	Salary Deferrals ($)			Bonus and Non-Equity Incentive Plan Compensation Deferrals ($) (1)
	2017	2016	2015	2017	2016	2015
MarcAurele	350,000	350,000	311,539	349,841	313,258	322,905
Handy	42,500	41,005	41,190	21,038	28,293	29,477
Devault	20,000	9,000	8,000	151,929	9,000	8,000
Gim	15,000	15,000	15,000	—	—	—
Hagerty	13,000	12,427	12,449	10,500	9,000	12,000

(1)	Payments were accrued in the year indicated and paid in the succeeding fiscal year.

(c)
Except as noted, amounts were accrued in the year indicated and paid in the succeeding fiscal year.  Thus, the 2017 bonus was paid in fiscal 2018, the 2016 bonus was paid in fiscal 2017 and the 2015 bonus was paid in fiscal 2016.

(d)	The 2017 bonus represents an adjustment made to Annual Performance Plan payments to exclude the 2017 Tax Act enactment-related adjustment as described earlier in this Proxy Statement.

(e)
Amount listed reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in the year indicated. For 2017, assumptions related to the financial reporting of stock awards are presented in Note 17 to the Consolidated Financial Statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “2017 Form 10-K”).

(f)	Amount listed reflects payments under the Annual Performance Plan and Wealth Management Business Building Incentive Plan as outlined earlier in this Proxy Statement.

(g)
Amount reflects aggregate change in the value of accumulated benefits under the Pension Plan and Supplemental Pension Plan between December 31 of the year indicated and December 31 of the prior year. The amount represents the increase due to an additional year of service; increases in average annual compensation; increases or decreases due to the passage of time; and increases or decreases due to changes in assumptions. Assumptions for 2017 are described in footnotes to the Pension Benefits table included later in this Proxy Statement. Amounts are based upon the earliest retirement age at which the individual can receive unreduced benefits, which for Mr. Devault is immediately and for Mr. Gim is age 65. The present value calculations assume payment in the normal form, which is a life annuity under the Pension Plan and Supplemental Pension Plan. Mr. Devault elected to retire effective January 31, 2018 and commenced receiving benefits effective February 1, 2018 in the form of a 75% Joint and Survivor annuity. This has not been reflected in the table above.

(h)	The following table shows the components of this column for 2017:

Named Executive Officer	Life and Disability Insurance ($)		Employer Contributions		Country Club Membership ($)	Auto and Parking Allowance ($)	Value of Non-cash Items ($) (1)	Total ($)
			401(k) Plan ($)	Nonqualified Plan ($)
MarcAurele	9,754	(2)	16,450	53,750	10,000	12,120	100	102,174
Handy	1,975	(2)	18,900	10,850	8,000	8,520	100	48,345
Devault	95		8,100	1,830	—	—	—	10,025
Gim	95		8,040	450	3,395	2,340	—	14,320
Hagerty	399		17,290	910	7,000	2,520	40	28,159

(1)	Reflects the value of non-cash items received under the Corporation’s volunteerism program.

(2)	Amounts listed for Messrs. MarcAurele and Handy include disability insurance premiums of $9,659 and $1,880, respectively. All other amounts reflect life insurance premiums.

(i)	Mr. MarcAurele retired on March 2, 2018.

(j)
Reflects the fair value of the performance share award based on the grant date probable outcome assumption of relative performance at the 75th percentile; the maximum value of this award assuming performance at the highest level for Messrs. MarcAurele, Handy, Devault, Gim and Hagerty is $699,975; $342,210; $331,840; $228,140; and $228,140, respectively.

(k)
Reflects the fair value of the performance share award based on the grant date probable outcome assumption of relative performance at the 75th percentile; the maximum value of this award assuming performance at the highest

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level for Messrs. MarcAurele, Handy, Devault, Gim and Hagerty is $686,090; $332,212; $324,990; $223,882; and $223,882, respectively.

(l)
Reflects the fair value of the performance share award based on the grant date probable outcome assumption of relative performance at the 75th percentile; the maximum value of this award assuming performance at the highest level for Messrs. MarcAurele, Handy, Devault, Gim and Hagerty is $646,340; $319,368; $319,368; $212,912; and $212,912, respectively.

(m)	Messrs. Handy and Gim assumed their new positions on March 3, 2018, following the retirement of Mr. MarcAurele.

(n)	Mr. Devault retired on January 31, 2018.

Grants of Plan-Based Awards
The following table contains information concerning grants of plan-based awards under our cash and equity incentive plans to the named executive officers during the year ended December 31, 2017.

GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
MarcAurele	03/09/17	$146,250	$292,500	$438,750	(a)
	01/19/17					3,375	6,750	13,500	(b)	—	—	—	$524,981	(c)
Handy	03/09/17	$85,000	$170,000	$255,000	(a)
	01/19/17					1,650	3,300	6,600	(b)	—	—	—	$256,658	(c)
Devault	03/09/17	$66,200	$132,400	$198,600	(a)
	01/19/17					1,600	3,200	6,400	(b)	—	—	—	$248,880	(c)
Gim	03/09/17	$44,219	$88,438	$132,657	(a)
	01/19/17	$22,500	$90,000	$135,000	(d)
	01/19/17					1,100	2,200	4,400	(b)	—	—	—	$171,105	(c)
Hagerty	03/09/17	$45,500	$91,000	$136,500	(a)
	01/19/17					1,100	2,200	4,400	(b)	—	—	—	$171,105	(c)

(a)
Reflects the 2017 threshold, target and maximum award available under the Annual Performance Plan.  The Annual Performance Plan is based upon achievement of both corporate and individual goals.  Threshold awards assume corporate performance at 80% of plan (resulting in a 50% payout on the corporate performance component) and individual performance at 50%.  This plan is described under the heading “Compensation Discussion and Analysis - Short-Term Cash Incentive Compensation” earlier in this Proxy Statement.  Actual awards are reflected in the Summary Compensation Table.  The grant date represents the date that the terms were approved by the Compensation Committee.

(b)
Reflects the threshold, target and maximum number of shares available under the performance share unit award granted on January 19, 2017. This grant is described under the heading “Compensation Discussion and Analysis - Long-Term Equity Compensation (Performance-Based Equity)” earlier in this Proxy Statement.

(c)
For purposes of this table, we have assumed that relative performance will be at the 75th percentile, resulting in a 150% award.  The actual number of shares that will be earned will depend on the Corporation’s relative performance during the performance measurement period and, therefore, actual amounts may be different.

(d)
Reflects the 2017 threshold, target and maximum award available under the Wealth Management Business Building Incentive Plan.  This plan is described under the heading “Compensation Discussion and Analysis - Short-Term Cash Incentive Compensation” earlier in this Proxy Statement.  The actual award is reflected in the Summary Compensation Table.  The grant date represents the date the terms were approved by the Compensation Committee.

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Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to the named executive officers concerning unexercised stock option awards and unvested stock awards as of December 31, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards:
									Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (a)
	Exercisable	Unexercisable
MarcAurele						11,475	(b)	$611,044
						12,255	(c)	$652,579
						8,910	(d)	$474,458
Handy						3,500	(e)	$186,375
						5,670	(b)	$301,928
									9,200	(f)	$489,900
									6,600	(g)	$351,450
Devault	2,800	—	—	$17.52	6/1/2020
						5,670	(b)	$301,928
						5,805	(c)	309,116
						4,224	(d)	$224,928
Gim	4,100	—	—	$17.52	6/1/2020
						3,780	(b)	$201,285
									6,200	(f)	$330,150
									4,400	(g)	$234,300
Hagerty	5,000		—	$24.73	7/9/2022
						3,780	(b)	$201,285
									6,200	(f)	$330,150
									4,400	(g)	$234,300

(a)	Based upon December 31, 2017 fair market value of $53.25.

(b)
Amount represents a performance share unit award that was based on the Corporation’s relative performance during the performance measurement period beginning January 1, 2015 and ending December 31, 2017, and was further subject to a time-based vesting period, which ended on January 20, 2018. For purposes of this table, we have estimated that the Corporation’s relative performance will be at a percentile ranking of 67.5, resulting in 135.0% of the target award being earned. Final performance results will be ascertained in early 2018, and may be different than the amount listed in this table.

(c)
Amount represents a performance share unit award that was based on the Corporation’s relative performance during the shortened performance measurement period beginning January 1, 2016 and ending December 31, 2017, and was further subject to prorated vesting through Mr. MarcAurele’s and Mr. Devault’s respective retirement dates. For purposes of this table, we have estimated that the Corporation’s relative performance will be at a percentile ranking of 64.5, resulting in 129.0% of the target award being earned. Final performance results will be ascertained in early 2018, and may be different than the amount listed in this table.

(d)
Amount represents a performance share unit award that was based on the Corporation’s relative performance during the shortened performance measurement period beginning January 1, 2017 and ending December 31, 2017, and was further subject to prorated vesting through Mr. MarcAurele’s and Mr. Devault’s respective retirement dates. For purposes of this table, we have estimated that the Corporation’s relative performance will be at a percentile ranking of 66.0, resulting in 132.0% of the target award being earned. Final performance results will be ascertained in early 2018, and may be different than the amount listed in this table.

(e)	This restricted stock unit grant will become fully vested on November 18, 2018.

(f)
The actual number of shares that will be earned under this award depends on the Corporation’s relative performance during the performance measurement period beginning on January 1, 2016 and ending December 31, 2018. We estimate relative performance at the percentile ranking of 66.5 resulting in a 133.0% award.  As the

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instructions indicate, when performance is assumed to have exceeded the threshold, this table shall be based on the next higher performance measure that exceeds that assumed performance level. Accordingly, we have included the maximum number of shares that can be earned.  Actual results may be different.

(g)
The actual number of shares that will be earned under this award depends on the Corporation’s relative performance during the performance measurement period beginning on January 1, 2017 and ending December 31, 2019. We estimate relative performance at the percentile ranking of 70.0, resulting in a 140.0% award.  As the instructions indicate, when performance is assumed to have exceeded the threshold, this table shall be based on the next higher performance measure that exceeds that assumed performance level. Accordingly, we have included the maximum number of shares that can be earned.  Actual results may be different.

Option Exercises and Stock Vested
The following table sets forth information with respect to the named executive officers concerning the exercise of stock options and stock awards that vested during the year ended December 31, 2017.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
MarcAurele	—	—	5,702	(a)	308,022	(b)
Handy	—	—	2,917	(a)	157,576	(b)
Devault	—	—	2,917	(a)	157,576	(b)
Gim	—	—	1,856	(a)	100,261	(b)
Hagerty	2,000	58,140	3,856	(c)	205,361	(d)

(a)
Amount shown represents the final award under a performance share unit grant made on March 3, 2014. This performance share unit award and related performance results are discussed in the Compensation Discussion and Analysis earlier in this Proxy Statement. Taking into consideration shares withheld for payment of applicable taxes, Messrs. MarcAurele, Handy, Devault and Gim acquired a net amount of 2,969; 1,519; 1,519; and 967 shares, respectively.

(b)	Amount shown represents the value of shares earned and related dividends on the date performance results were certified by the Committee.

(c)
Amount shown represents the final award under a performance share unit grant made on March 3, 2014, as well as 2,000 restricted stock units that vested during the year. The performance share unit award and related performance results are discussed under the heading “Compensation Discussion and Analysis - Long-Term Equity Incentive Compensation (Performance-Based Equity)” earlier in this Proxy Statement. Taking into consideration shares withheld for payment of applicable taxes, Mr. Hagerty acquired a net amount of 973 shares from his performance share unit award and 1,051 shares from the vesting of his restricted stock units.

(d)
Amount shown represents the value of shares earned and related dividends on the date performance results were certified by the Committee for the performance share unit granted on January 21, 2017 and the value of restricted stock units that vested during the year.

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Pension Benefits
The following table sets forth information with respect to the pension benefits of the named executive officers. Information about the Pension Plan and Supplemental Pension Plan can be found under the heading “Compensation Discussion and Analysis - Retirement and Other Benefits” earlier in this Proxy Statement. Messrs. MarcAurele, Handy and Hagerty are not eligible to participate in these retirement plans, and therefore, are excluded from the table.

PENSION BENEFITS
Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
Devault	Pension Plan	31.2	1,919,197	—
	Supplemental Pension Plan	31.2	2,093,480	—
Gim	Pension Plan	24.3	879,792	—
	Supplemental Pension Plan	24.3	500,430	—

(a)
Present value of accumulated benefits under the Pension Plan and Supplemental Pension Plan as of December 31, 2017, determined using mortality assumptions after benefit commencement based on the RP-2014 Mortality Tables projected back to 2006 using the MP-2014 projection scale and projected forward generationally using Scale BB-2D with no mortality assumption prior to benefit commencement and other assumptions consistent with those presented in Note 16 to the Consolidated Financial Statements presented in the 2017 Form 10-K, except that retirement age is based upon the earliest retirement age at which the named executive officer can receive unreduced benefits.  For Mr. Devault, this is retirement under the Magic 85 Provision immediately and for Mr. Gim is normal retirement at age 65.  Present value is expressed as a lump-sum; however, the Supplemental Pension Plan does not provide for payment of benefits in a lump-sum, but rather payment only in the form of an annuity with monthly benefit payments.  The present value calculation for the Pension Plan reflects a 50% probability that the pension is paid as a lump sum and a 50% probability that it is paid as a life annuity. The present value calculation for the Supplemental Pension Plan assumes payment as a life annuity.

Nonqualified Deferred Compensation Plan
We provide executives with the opportunity to defer up to 100% of regular base salary earnings (but not below the level sufficient to cover any required withholding taxes and any elected benefit plan deductions) and annual bonus earnings into the Nonqualified Deferred Compensation Plan.  This plan also provides certain employer contributions, as described earlier in this Proxy Statement.

The following table outlines employee and employer contributions to the Nonqualified Deferred Compensation Plan, earnings on plan balances during the year and the aggregate amount of all plan obligations as of December 31, 2017.

NONQUALIFIED DEFERRED COMPENSATION
Named Executive Officer	Executive Contributions in Last FY ($) (a)	Registrant Contributions in Last FY ($) (b)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (c)
MarcAurele	663,258	53,750	292,234	—	3,347,240
Handy	70,794	10,850	96,937	—	551,973
Devault	29,000	1,830	22,247	—	143,159
Gim	15,000	450	66,640	—	370,875
Hagerty	22,000	910	26,474	—	165,490

(a)
Reflects deferrals of salary and bonus payments that were accrued under the Nonqualified Deferred Compensation Plan during 2017.  Salary amounts are disclosed in the Summary Compensation Table under the year 2017.  Bonus amounts are disclosed in the Summary Compensation Table under the year 2016.

(b)
Represents credits for amounts that would have been contributed by the Bank under the 401(k) Plan, but for certain IRS limitations, as described earlier in this Proxy Statement.  Mr. MarcAurele’s credit also includes a

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contribution of 5% of his salary, or $29,250, which is described earlier in this Proxy Statement.  These amounts are disclosed in the Summary Compensation Table, under All Other Compensation in 2017.

(c)
Includes employee and employer contributions that have been reflected in the Summary Compensation Table in this Proxy Statement and previous proxy statements as outlined in the table below. Aggregate balance may also include amounts contributed when the executive was not a Named Executive Officer; such amounts were not reported in previous proxy statements.

Named Executive Officer	2017 ($)	Previous Years ($)	Total Reported ($)
MarcAurele	717,008	2,125,986	2,842,994
Handy	81,644	332,686	414,330
Devault	30,830	74,637	105,467
Gim	15,450	77,250	92,700
Hagerty	22,910	90,820	113,730

_______________________

Contributions are credited with earnings/losses based upon the executive’s selection of publicly-traded mutual funds.  Investment elections can be changed at any time. The following table summarizes the annual rate of return for the year ended December 31, 2017, for the investment options.

Fidelity® Blue Chip Growth Fund - Class K	36.20%	Fidelity Freedom® 2005 Fund	10.47%
John Hancock Funds Disciplined Value Fund Class I	19.20%	Fidelity Freedom® 2010 Fund	12.48%
Vanguard 500 Index Fund Admiral Class	21.79%	Fidelity Freedom® 2015 Fund	14.28%
Goldman Sachs Growth Opportunities Fund Institutional Class	27.20%	Fidelity Freedom® 2020 Fund	15.64%
MFS® Mid Cap Value Fund Class R3 (a)	13.39%	Fidelity Freedom® 2025 Fund	16.82%
MFS® Mid Cap Value Fund Class R6 (b)	13.84%	Fidelity Freedom® 2030 Fund	19.82%
Vanguard Mid-Cap Index Fund Admiral Shares	19.25%	Fidelity Freedom® 2035 Fund	22.00%
Carillon Eagle Small Cap Growth Fund Class R5	23.30%	Fidelity Freedom® 2040 Fund	22.25%
JPMorgan Small Cap Value Fund Class R5	3.29%	Fidelity Freedom® 2045 Fund	22.21%
Vanguard Small-Cap Index Fund Admiral Shares	16.24%	Fidelity Freedom® 2050 Fund	22.28%
Harding Loevner Institutional Emerging Mkts Portfolio	35.33%	Fidelity Freedom® 2055 Fund	22.31%
Lazard International Strategic Equity Portfolio Inst. Shares	27.85%	Fidelity Freedom® 2060 Fund	22.10%
Vanguard FTSE All-World ex-US Index Fund Admiral Shares	27.22%	Fidelity Freedom® Income Fund	8.21%
Loomis Sayles Core Plus Bond Fund Class Y	5.22%	PIMCO Low Duration Fund Class P	1.74%
Vanguard Total Bond Market Index Fund Admiral Shares	3.57%	Fidelity® Treasury Money Market Fund	0.50%
Vanguard Inflation-Protected Securities Fund Admiral Shares	2.91%	T. Rowe Price Real Estate Fund	4.42%
(a) Fund was available for selection as an investment benchmark from January 1, 2017 through June 13, 2017.
(b) Fund was available for selection as an investment benchmark from June 14, 2017 through December 31, 2017.
_______________________

Upon election to defer income, the individual must also elect distribution timing and form of payment.  In-service distributions may be in a lump sum payable in a specific year or in four annual installments commencing in the year a named student reaches age 18.  Accounts may also be distributed commencing in the year following retirement in a lump sum or annual installments over five or ten years.  Retirement is defined as separation from employment after age 65 or after age 55 with 10 or more years of service for executives, and for directors as termination of directorship after age 55.  Employer contributions are always payable in a lump sum in the year following separation. In the event of pre-retirement separation, accounts become payable in a lump sum in the following year, regardless of distribution election.

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The Nonqualified Deferred Compensation Plan has been restated to comply with Section 409A of the Code, which imposed new rules on deferred compensation programs.  These rules generally apply to amounts deferred after December 31, 2004 and related earnings (“post-409A accounts”).  Amounts deferred prior to January 1, 2005 and related earnings (“grandfathered balances”) are subject to the rules applicable prior to the effective date of Section 409A.  Participants may change distribution timing and form on grandfathered balances, provided a full calendar year passes between the year in which the change was requested and the new distribution date.  Distribution elections on post-409A accounts may only be changed if (a) the new election is made at least 12 months before the first scheduled payment; (b) the distribution or first installment is delayed at least five years from the originally scheduled payment date; and (c) the new election is not effective until at least 12 months have elapsed.  Participants can receive an early distribution of grandfathered balances, less a withdrawal penalty equal to 10% of the participant’s total grandfathered balance.  In the event of an unforeseeable emergency, executives and directors may receive a distribution from grandfathered balances and/or post-409A accounts, to the extent necessary to meet the emergency and resulting income tax and penalties, subject to certain limitations outlined in the plan.

Potential Post-Employment Payments
The named executive officers are entitled to certain compensation in the event of termination of such executive’s employment.  Because Messrs. MarcAurele and Devault have retired as of the date of this Proxy Statement, this section discusses only potential post-employment payments to Messrs. Handy, Gim and Hagerty, assuming separation from employment on December 31, 2017.

Severance Pay and Benefit Continuation
We do not have an employment contract with any named executive officer.  Therefore, no severance benefit is payable and there is no continuation of benefit coverage in the event of a named executive officer’s voluntary or involuntary termination, retirement, disability, or death.  Severance and benefit continuation are available in the event of a change in control as discussed in the Potential Post-Employment Payments table presented later in this section.

Retirement Benefits Payable
We consider retirement as separation from service after age 65 or after age 55 with ten years of service. Messrs. Handy, Gim and Hagerty were not eligible to retire as of December 31, 2017.

As noted earlier, Mr. Gim is eligible to participate in the Pension Plan and Supplemental Pension Plan (collectively, the “Defined Benefit Retirement Plans”). Retirement benefits are not enhanced in the event of Mr. Gim’s voluntary or involuntary termination, retirement, disability or death, nor a change of control of the Corporation. The following table outlines the annual benefits available under the Defined Benefit Retirement Plans, assuming separation from service on December 31, 2017 under various termination scenarios:

		Annual Benefit Payable under Defined Benefit Retirement Plans(a)
Named Executive Officer	Retirement Plan	Voluntary or Involuntary Termination ($)	Retirement ($)	Death Benefit Payable to Surviving Spouse ($) (b)	Change in Control ($) (c)
Gim	Pension Plan	99,826	—	48,411	99,826
	Supplemental Pension Plan	53,645	—	26,015	53,645

(a)
Amount reflects the annual benefit payable at age 65 in the normal form, which is a life annuity under the Defined Benefit Retirement Plans. The executive is eligible to take the qualified Pension Plan benefit as a lump sum or to commence a reduced benefit at termination. The Supplemental Pension Plan does not provide for payment of benefits in a lump-sum, but rather payment only in the form of an annuity with monthly benefit payments.

(b)	Amount reflects annual pre-retirement death benefit equal to 50% of the qualified 50% joint and survivor annuity, payable to Mr. Gim’s surviving spouse from his 65th birthday.

Washington Trust Bancorp, Inc. | 2018 Proxy Statement | 40

(c)
Assumes change in control and immediate termination under a triggering event as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement. _______________________

Messrs. Handy and Hagerty are not eligible to participate in the Defined Benefit Retirement Plans.

Vested Equity Awards
Vested stock option grants, if applicable, are outlined in the Outstanding Equity Awards at Fiscal Year End table earlier in this Proxy Statement.  A named executive officer may exercise his vested stock options at any time through his separation from employment date.  The right to exercise vested stock options is forfeited following his separation from employment for all reasons other than retirement and death.

In the event of the death of the named executive officer, the right to exercise vested stock option grants would transfer to the named executive officer’s estate and would expire on the three-year anniversary of the date of death.  In the event of retirement, the named executive officer would have the right to exercise vested nonqualified stock options for three years following retirement and vested incentive stock options for 90 days following retirement.  Notwithstanding the foregoing, all stock options will expire no later than ten years from the date of grant. Messrs. Handy, Gim and Hagerty were not eligible to retire as of December 31, 2017.

Information regarding the effect on unvested equity grants in a separation from employment is discussed in the Potential Post-Employment Payments table and accompanying footnotes presented later in this section.

Nonqualified Deferred Compensation Plan
Obligations under the Nonqualified Deferred Compensation Plan generally would become payable in a lump sum in the January following the separation from employment, subject to the six-month delay imposed under Section 409A of the Code.  The aggregate balance of the obligations under this plan can be found in the Nonqualified Deferred Compensation table earlier in this Proxy Statement.  Plan balances represent accrued liabilities for amounts earned and are not enhanced for any voluntary or involuntary termination.

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The following table presents potential post-employment payments assuming separation from service on December 31, 2017, under various termination scenarios.

POTENTIAL POST-EMPLOYMENT PAYMENTS
Named Executive Officer	Type of Payment	Involuntary or Voluntary Termination ($)	Retirement ($) (a)	Death ($)	Permanent Disability ($)	Change in Control ($) (b)
Handy	Severance (c)	—	—	—	—	1,107,677
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	1,110,292	614,791	1,110,292
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	22,320
	Cutback (g)	—	—	—	—	—
	Total	—	—	1,110,292	614,791	2,240,289
Gim	Severance (c)	—	—	—	—	821,000
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	618,438	411,439	618,438
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	18,264
	Cutback (g)	—	—	—	—	(67,198)
	Total	—	—	618,438	411,439	1,390,504
Hagerty	Severance (c)	—	—	—	—	700,000
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	618,438	411,439	618,438
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	16,713
	Cutback (g)	—	—	—	—	—
	Total	—	—	618,438	411,439	1,335,151

(a)	We define retirement as separation from service after age 65 or after age 55 with ten years of service. None of the named executive officers listed above were eligible to retire on December 31, 2017.

(b)
Assumes change in control and immediate termination under a triggering event as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.

(c)
Severance payments are based on a multiple of salary and bonus as of December 31, 2017. Multiples are described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.  Bonus-related severance is based on the average of bonuses paid (including awards under the Annual Performance Plan, Wealth Management Business Building Incentive Plan and discretionary bonuses, as applicable) during the three years prior to 2017.

(d)
Reflects the value of accelerated equity based upon market closing price of $53.25 on December 31, 2017, as well as the value of dividend equivalents that would become payable under the performance share unit award grant.  Unvested equity grants are outlined in the Outstanding Equity Awards at Fiscal Year End table earlier in this Proxy Statement.  All unvested awards would be forfeited upon voluntary or involuntary termination, and would become fully vested upon a change in control or death.  All performance share unit awards would be vested on a pro-rated basis upon permanent disability.

(e)
For purposes of this table, we have assumed that the Corporation’s relative performance during the performance measurement period for all 2015 awards was at a percentile ranking of 67.5, resulting in a 135.0% award; for all 2016 awards was at a percentile ranking of 66.5, resulting in a 133.0% award; and for all 2017 awards was at a percentile ranking of 70.0, resulting in a 140.0% award, which were our performance assumptions as of December 31, 2017.  Actual results may be different.

(f)	Reflects the value of health benefits based on actual 2018 premiums, increased by 8% for years 2 and 3, as applicable.

(g)
Reflects a cutback of amounts that exceed the limits imposed by Section 280G of the Code as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.

Washington Trust Bancorp, Inc. | 2018 Proxy Statement | 42

Chief Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the following presents information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. MarcAurele.

As of December 28, 2017, we employed 592 individuals, all of whom were located in the United States. This population consisted of full-time, part-time, and temporary employees. We did not retain or engage any independent contractors or similar workers during 2017.

To identify the “median employee” from our employee population, we compared the amount of salary, wages and fringe benefits of all of our employees as reflected in box 1 of Form W-2 for 2017. Since all of our employees are located in the United States, as is Mr. MarcAurele, we did not make any cost-of-living adjustments in identifying the “median employee.”

Once we identified our median employee, we combined all elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $67,825. Mr. MarcAurele’s annual total compensation, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $1,574,124. Based on this information, for 2017 the ratio of the annual total compensation of Mr. MarcAurele, to the median of the annual total compensation of all employees was 23.21 to 1.

Director Compensation
Our director compensation philosophy is to provide competitive, fair and reasonable compensation to non-employee directors in order to attract the expertise and leadership necessary to provide strong corporate governance and maximize long-term shareholder value. Further, we believe director compensation should be aligned with the long-term interests of shareholders by creating and encouraging stock ownership.

The Committee, with the assistance of the compensation consultant, reviews director compensation annually to ensure that it is appropriate, competitive and effective. This process focuses on pay elements; compensation levels and mix; board and committee expertise, structure and roles; and best practices of comparable companies in our industry.

Cash Compensation Paid to Board Members
Board service has evolved in recent years due to technological advances, ever-increasing expectations for responsiveness, and increasing corporate governance requirements. All directors receive a retainer fee for board service, as well as a retainer fee for each committee on which the director serves. Directors do not receive additional remuneration for meeting attendance. We believe that the retainer-only approach better reflects the ‘on call’ nature of board service.

Washington Trust Bancorp, Inc. | 2018 Proxy Statement | 43

The following chart outlines non-employee director cash compensation, based on role.

	Retainer Fees ($)
	Chair	Member
Board Service:
Corporation’s Board	—	30,000
Bank’s Board	—	—
Additional Compensation for Lead Director	—	5,000
Committee Service:
Executive Committee (a)	—	—
Nominating Committee	9,000	4,000
Audit Committee	18,000	10,000
Compensation Committee	11,000	6,000
Trust Committee (of the Bank)	10,000	6,000
Finance Committee (of the Bank) (b)	—	16,000

(a)	Members of the Executive Committee also serve on the Nominating Committee, and receive no additional retainer fee for Executive Committee service.

(b)	The Finance Committee Chair is an employee director and therefore, receives no additional compensation for board service.

Equity Compensation
In order to align Board interests with shareholders, non-employee directors typically receive an annual equity grant with a target value equal to the annual Board retainer. On April 25, 2017, the Compensation Committee granted 590 restricted stock units to each non-employee director who continued to serve as our director after the 2017 Annual Meeting of Shareholders. This grant included dividend equivalent rights.

The following table summarizes the aggregate unvested stock awards for directors as of December 31, 2017. All director equity grants vest at the earliest of (i) the three-year anniversary of the grant; (ii) change in control of the Corporation; (iii) the death of the director; or (iv) retirement from the Corporation’s Board as defined in the grant.

Director Name	Unvested Restricted Stock Units (#)
Bowen, Crandall, DiMuccio, Hittner, Hoxsie, McKeough, Orsinger, Randall, Santos and Treanor	2,230

Retirement Plans
Directors are not eligible to participate in any defined benefit plan maintained by the Corporation or the Bank. Directors are eligible to defer 100% of compensation into the Nonqualified Deferred Compensation Plan. Directors are not eligible for Corporation contributions. Provisions regarding types of accounts, investment measurements, form and timing of payments, and distributions that apply to employees also apply to directors. Retirement for directors is defined in the Nonqualified Deferred Compensation Plan as termination of directorship after attainment of age 55.

Welfare Benefit Plans
Directors are not eligible for medical, dental, life or disability insurance at our expense. Directors may obtain coverage under the Bank’s group medical and dental insurance plans at their own expense.

Washington Trust Bancorp, Inc. | 2018 Proxy Statement | 44

Director Compensation Table
Employee directors receive no additional compensation for Board service.  Compensation received by an employee director as an employee of the Corporation and/or the Bank is shown in the Summary Compensation Table earlier in this Proxy Statement. The following table summarizes compensation paid to non-employee directors for the fiscal year ended December 31, 2017.

DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	Total ($) (c)
John J. Bowen	36,000	30,444	66,444
Steven J. Crandall	46,000	30,444	76,444
Robert A. DiMuccio, CPA	46,000	30,444	76,444
Barry G. Hittner, Esq.	60,000	30,444	90,444
Katherine W. Hoxsie, CPA	58,000	30,444	88,444
Kathleen E. McKeough	71,000	30,444	101,444
Victor J. Orsinger II, Esq.	60,000	30,444	90,444
H. Douglas Randall III	52,000	30,444	82,444
Edwin J. Santos	52,000	30,444	82,444
John F. Treanor	52,000	30,444	82,444

(a)	Total reflects fees and retainers earned. During 2017, Director Hoxsie deferred $5,800 into the Nonqualified Deferred Compensation Plan.

(b)
Amount listed reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock unit awards on April 25, 2017.  Assumptions related to the financial reporting of restricted stock units are presented in Note 17 to the Consolidated Financial Statements presented in the 2017 Form 10-K.

(c)
There are no Option Awards, Non-Equity Incentive Plan Compensation, Change in Pension Value, Nonqualified Deferred Compensation Earnings or All Other Compensation required to be disclosed in this table.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee members are currently directors McKeough (Chairperson), Bowen, DiMuccio, Hittner, and Santos.  We are not aware of any compensation committee interlocks or relationships involving our executive officers or members of the Corporation’s Board requiring disclosure in this Proxy Statement.

Audit Committee Report
The Audit Committee has the responsibility to, among other things, oversee and review the preparation of the Corporation's consolidated financial statements and the Corporation’s system of internal controls. The Audit Committee has the sole authority for the appointment, compensation (and negotiations thereof), retention and oversight of the Corporation's independent registered public accounting firm (the “independent auditor”) retained to audit the Corporation’s financial statements and system of internal controls.
In accordance with the authorities and responsibilities outlined in its charter, the Audit Committee appointed KPMG LLP as the Corporation’s independent auditor for the fiscal year ended December 31, 2017. KPMG LLP is responsible for expressing opinions that (1) our consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with generally accepted accounting principles and (2) we maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017.

Washington Trust Bancorp, Inc. | 2018 Proxy Statement | 45

In this context, the Audit Committee has:

▪	reviewed and discussed the Corporation's audited financial statements with management and KPMG LLP;

▪	reviewed and discussed the effectiveness of the Corporation's internal controls over financial reporting with management, the internal auditor and KPMG LLP;

▪	discussed with KPMG LLP the matters required to be discussed by Auditing Standard 1301;

▪
received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the independent auditor’s independence; and

▪	considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining its independence.
Based on the review and discussions above, the Audit Committee recommended to the Corporation’s Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.
In addition, the Audit Committee also assessed the performance of KPMG LLP as independent auditor during 2017, including the performance of the lead audit engagement partner and the audit team. A variety of indicators of audit quality relating to KPMG LLP were reviewed including:

▪	the quality and candor of its communications with the Audit Committee and with management;

▪	how effectively it maintained its independence and employed independent judgment, objectivity and professional skepticism;

▪	the quality of insight demonstrated in its review of the Corporation's assessment of internal control over financial reporting and remediation of control deficiencies;

▪	available external data about quality and performance, including reports by the PCAOB and KPMG LLP's response to those reports;

▪	the appropriateness of its fees, taking into account the Corporation's size and complexity and the resources necessary to perform the audit; and

▪	its tenure as the Corporation's independent auditor and knowledge of the Corporation's operations, accounting policies and practices, and internal control over financial reporting.
As a result of our evaluation, the Audit Committee concluded that the continued retention of KPMG LLP as the Corporation's independent registered public accounting firm for the year ending December 31, 2018 is in the best interests of the Corporation and its shareholders.
The foregoing report has been furnished by the members of the Audit Committee:

Katherine W. Hoxsie, CPA (Chairperson)	Steven J. Crandall
Robert A. DiMuccio, CPA	Barry G. Hittner, Esq.
Kathleen E. McKeough	Edwin J. Santos
The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC and should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that this information is specifically incorporated by reference, and shall not otherwise be deemed filed under such acts.

Washington Trust Bancorp, Inc. | 2018 Proxy Statement | 46

Independent Registered Public Accounting Firm
During the years ended December 31, 2017 and December 31, 2016, we paid the following fees to KPMG LLP:

	2017	2016
Audit fees (a)	$814,000	$764,000
Audit-related fees	—	—
Tax fees (b)	65,000	70,547
All other fees	—	—
Total fees paid to KPMG LLP	$879,000	$834,547

(a)
Annual audit of consolidated and subsidiary financial statements including Sarbanes-Oxley attestation, reviews of quarterly financial statements and other services provided by KPMG LLP in connection with statutory and regulatory filings.

(b)	Tax return preparation, tax compliance and tax advice.
_______________________

The Audit Committee has adopted a policy whereby engagement of the independent registered public accounting firm for audit services and for non-audit services shall be pre-approved by the Audit Committee, subject to the de minimus exception described in Section 10A(i)(1)(B) of the Exchange Act for non-audit services.  During 2017, the Audit Committee pre-approved 100% of the Audit fees, Audit-related fees, Tax fees and All other fees.

The Audit Committee has considered whether the provision of the services identified under the headings “Audit-related fees,” “Tax fees” and “All other fees” is compatible with maintaining KPMG LLP’s independence and has determined that provision of such services is consistent with maintaining the principal auditor’s independence.

Indebtedness and Other Transactions
The Bank has had transactions in the ordinary course of business, including borrowings, with certain of our directors and executive officers and their associates, all of which were made on substantially the same terms, including interest rates (except that executive officers and all other employees are permitted a modest interest rate benefit on first mortgages secured by a primary residence and other consumer loans) and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features when granted.  Similar transactions may be expected to take place in the ordinary course of business in the future.  The aggregate extensions of credit outstanding at December 31, 2017 to all directors, executive officers and their related interests amounted to $2,454,000 in the aggregate.  Any such transaction presently in effect with any director or executive officer is current as of this date, and is in compliance with Regulation O.

Washington Trust Bancorp, Inc. | 2018 Proxy Statement | 47

Policies and Procedures for Related Party Transactions
We conduct annual procedures, including the use of a written survey form, to (i) identify parties related to directors and executive officers and (ii) document the existence and terms of any related party transactions.  As indicated previously, the approval of loan transactions involving directors, executive officers and their related interest is governed by the provisions of Regulation O.  All other transactions involving directors and executive officers are reviewed annually by the Corporation’s Board.  The purpose of the review is to determine that such transactions are conducted on terms not materially less favorable than what would be usual and customary in transactions between unrelated persons and, in the case of transactions involving directors, to determine whether such transactions affect the independence of a director in accordance with the relevant rules and standards issued by the SEC and NASDAQ.  We do not maintain a formal written policy concerning the aforementioned procedures.  Our Code of Ethics provides guidance on business relations between us and our directors, officers and employees.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC.  Insiders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports furnished to us with respect to 2017, and on written representations from certain reporting persons, we believe that, during 2017, all Section 16(a) filing requirements applicable to our Insiders were met with the exception of Jean M. Wallace who did not timely file a Form 3 with respect to a transaction that occurred on December 24, 2017 and Steven J. Crandall who did not file a timely Form 5 with respect to transactions that occurred on September 29, 2017 and October 13, 2017.

Proposal 2:	Ratification of Selection of Independent Registered Public Accounting Firm
The ratification of the Audit Committee’s decision to retain KPMG LLP to serve as our independent registered public accounting firm to audit the Corporation’s consolidated financial statements for the current fiscal year ending December 31, 2018 will be submitted to our shareholders at the Annual Meeting.  Factors considered in the Audit Committee’s decision can be found in the Audit Committee Report earlier in this Proxy Statement.
KPMG LLP has served as our independent registered public accounting firm since 1973. The lead engagement partner has been engaged on our account for audits beginning in 2017 and is due to be rotated for audits beginning in 2022, in compliance with the Securities and Exchange Commission requirements. The Audit Committee and its chairperson were directly involved in the selection of the new lead engagement partner.
Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.  Action by shareholders is not required by law in the appointment of the independent registered public accounting firm, but their appointment is submitted by the Audit Committee in order to give our shareholders a voice in the designation of our independent registered public accounting firm.  If the appointment is not ratified by the affirmative vote of holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon (provided that a quorum is present), the Audit Committee will reconsider its choice of KPMG LLP as our independent registered public accounting firm.
Recommendation: The Board of Directors unanimously recommends that shareholders vote “FOR”
this proposal.

Washington Trust Bancorp, Inc. | 2018 Proxy Statement | 48

Proposal 3:	Non-binding Advisory Resolution on the Compensation of the Corporation’s Named Executive Officers
As required by Section 14A of the Exchange Act, our Board of Directors is submitting for shareholder approval, on a non-binding advisory basis, the compensation paid to our named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K.

The resolution that is the subject of this proposal is a non-binding advisory resolution.  Accordingly, the resolution will not have any binding legal effect regardless of whether or not it is approved and may not be construed as overruling a decision by Washington Trust or the Board of Directors or to create or imply any change to the fiduciary duties of the Board.  Furthermore, because this non-binding advisory resolution primarily relates to compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions.  However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

Our compensation program is designed to deliver shareholder value by attracting, motivating and retaining our named executive officers, who are critical to our success, by offering a combination of base salary, as well as annual and long-term incentives that are closely aligned to the annual and long-term performance objectives of the Corporation.  Please see “Compensation Disclosure and Analysis” beginning on page 18 for additional information about our executive compensation programs.

We believe that the effectiveness of our compensation programs is demonstrated by the accomplishments of management over the last fiscal year, including the highest earnings in our Corporation’s 217 year history and strong performance in all key lines of business.  We achieved record wealth management revenues; excellent deposit and loan growth, and solid mortgage origination volume and sales activity; all while maintaining strong asset quality and solid capital ratios.  These accomplishments support our dedication to build shareholder value as evidenced by a 5.5% increase in the total dividend over the prior year.

We are committed to providing a strong pay for performance link, and as such, we allocate a significant portion of total compensation to performance-based elements. We believe that our compensation structure, which includes absolute and relative performance-based compensation elements, as well as the promotion of meaningful stock ownership through holding and equity grant retention guidelines, promote sound management practices.

The Board of Directors values the opportunity to receive input from our shareholders on important matters such as the compensation of the Corporation’s executive officers. We appreciate our shareholders’ past support and approval of compensation programs. Our longstanding compensation principles of supporting the business strategy, paying for performance, providing competitive compensation and aligning with shareholder interests remain unchanged.  For these reasons, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the compensation of Washington Trust’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, be approved.

Recommendation:	The Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.

Washington Trust Bancorp, Inc. | 2018 Proxy Statement | 49

Other Information
Shareholder Proposals
Any shareholder who wishes to submit a proposal for presentation to the 2019 Annual Meeting of Shareholders must submit the proposal to the Corporation, 23 Broad Street, Westerly, RI 02891, Attention: Corporate Secretary, not later than November 13, 2018 for inclusion, if appropriate, in our proxy statement and the form of proxy relating to the 2019 Annual Meeting of Shareholders.  Any proposal submitted after November 13, 2018 will be considered untimely.  Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement.

In addition, in order for a nominee to be considered at an Annual Meeting, our Restated Articles of Incorporation, as amended, provide that director nominations may be submitted by any shareholder entitled to vote for the election of directors provided that advance written notice of such proposed nomination, with appropriate supporting documentation as required by our Restated Articles of Incorporation, is received by our Corporate Secretary not less than 14 days nor more than 60 days prior to any meeting of the shareholders called for the election of directors at which such shareholder is present by person or by proxy; provided, however, that if fewer than 21 days notice of the meeting is given to shareholders, such written notice of such proposed nomination must be received by our Corporate Secretary not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders.  For this Annual Meeting, such proposals must be received by the Corporation not earlier than February 23, 2018 and not later than April 10, 2018. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority.

Other Business
Management knows of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement, but if any other business should properly come before the meeting, the persons named in the proxy intend to vote in accordance with their best judgment.

Expense of Solicitation of Proxies
The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and Proxy Statements to their principals, will be borne by the Corporation. Solicitation may be made in person or by telephone or telegraph by officers or regular employees of the Corporation, who will not receive additional compensation therefore.  In addition, we have retained Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902, to assist in the solicitation of proxies for a fee of $8,000 plus customary expenses.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN,
YOUR VOTE IS IMPORTANT TO THE CORPORATION.

PLEASE COMPLETE, DATE AND SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.  YOU MAY ALSO VOTE YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE.

Submitted by order of the Board of Directors,
Kristen L. DiSanto
Corporate Secretary

Westerly, Rhode Island
March 13, 2018

Washington Trust Bancorp, Inc. | 2018 Proxy Statement | 50

ANNUAL MEETING OF SHAREHOLDERS OF
WASHINGTON TRUST BANCORP, INC.
April 24, 2018

GO GREEN
e-Consent makes it easier to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, with reducing cost, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting
To Be Held on April 24, 2018: The Corporation’s 2018 Proxy Statement and its Form 10-K
and Annual Report for 2017 are available at www.washtrustbancorp.com/proxy.
These documents are also available by calling the Corporation’s toll-free number (800) 475-2265 or by contacting Elizabeth B. Eckel, Senior Vice President, by email at investor.relations@washtrust.com.

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
ALL NOMINEES LISTED IN PROPOSAL 1; AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN
BLUE OR BLACK INK AS SHOWN HERE ☒

1	The election of four directors, nominated by the Board of Directors, each to serve for three-year terms and until their successors are duly elected and qualified;						FOR	AGAINST	ABSTAIN
					2	The ratification of the selection of KPMG LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐
NOMINEES:
							FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	¦	Steven J. Crandall		3	A non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers.	☐	☐	☐
		¦	Constance A. Howes, Esq.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¦	Joseph J. MarcAurele
		¦	Edwin J. Santos

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here: ò

The undersigned hereby acknowledges receipt of the accompanying notice of Annual Meeting of Shareholders, the Proxy Statement with respect thereto, and the Corporation’s 2017 Annual Report and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.
PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THE CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WASHINGTON TRUST BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Joseph J. MarcAurele and Edward O. Handy III, or either one of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present, to vote the common stock of the undersigned in Washington Trust Bancorp, Inc. at the Annual Meeting of its shareholders to be held at the Westerly Library, 44 Broad Street, Westerly, Rhode Island at 11:00 a.m. (local time) on Tuesday, April 24, 2018 or any postponement or adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1; AND “FOR” PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BY OR AT THE DIRECTION OF THE BOARD OF DIRECTORS BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

COMMENTS: